                                                                     Exhibit 2.1

                                 SALE AGREEMENT

                                  dated as of

                                  May 24, 1996

                                  by and among

                             Melville Corporation,

                              Wilsons Center Inc.,

                                      and

                        Wilsons The Leather Experts Inc.

                                 SALE AGREEMENT

          AGREEMENT dated as of May 24, 1996 by and among Wilsons The Leather Experts Inc., a Minnesota corporation ("Newco"), Wilsons Center, Inc., a Minnesota corporation (the "Company"), and Melville Corporation, a New York corporation ("Melville").

                              W I T N E S S E T H:

          WHEREAS, Melville is the owner of 100 shares of common stock of the Company (the "Company Shares"), constituting one hundred percent of the issued and outstanding capital stock of the Company;

          WHEREAS, Melville desires to transfer the Company Shares to Newco in exchange for $2,000,000, the Common Shares (as defined below) of Newco, the Preferred Shares (as defined below) of Newco, the Note (as defined below) of Newco, the Warrant (as defined below) and the Management Warrant (as defined below);

          WHEREAS, the consummation of the transactions contemplated hereby is a condition precedent to the obligations of the parties to the Stock Purchase Agreements (as defined below) to consummate the transactions contemplated thereby;

          NOW, THEREFORE, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, together with the mutual covenants and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

          1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Company, Newco or any Subsidiary of the Company or Newco shall be considered an Affiliate of Melville for purposes of this Agreement.

          "Articles of Incorporation" means the articles of incorporation of Newco having substantially the terms and conditions set forth in Exhibit D to be filed prior to the Closing Date.

          "Balance Sheet" means the consolidated balance sheet of the Company, the Subsidiaries and the Excluded Subsidiaries as at December 31, 1995.

          "Balance Sheet Date" means December 31, 1995.

          "Base Working Capital" means $85,000,000.

          "Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by Melville or any of its ERISA Affiliates and (iii) covers any employee or former employee (or any of their respective dependents) of the Company or any of its Subsidiaries.

          "Brooklyn Park Property" means the distribution center/warehouse located at 7401 Boone Avenue North, Brooklyn Park, MN 55428.

          "Business Day" means any day other than a Saturday, Sunday or a day which is a statutory holiday under the laws of the United States, the State of New York or the State of Minnesota.

          "Charter" means, with respect to any juridical Person, the certificate or articles of incorporation, or other analogous organizational or constituent documents of such Person (including, in the case of a partnership, such partnership's partnership agreement, or in the case of a limited liability company, such limited liability company's limited liability company agreement).

          "Class A Common Stock" means the Class A Common Stock, par value $.01 per share of Newco having the rights, voting power, preferences and restrictions designated in the Articles of Incorporation.

          "Class B Common Stock" means the Class B Common Stock, par value $.01 per share of Newco having the rights, voting power, preferences and restrictions designated in the Articles of Incorporation.

          "Class C Common Stock" means the Class C Common Stock, par value $.01 per share of Newco having the rights, preferences and restrictions designated in the Articles of Incorporation.

          "Closed Store Lease" means each real property lease related to stores that have been closed as listed in Schedule 1.1.

          "Closing Date" means the date of the Closing.

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Common Shares" means 4,800,000 shares of the Class A Common Stock to be issued by Newco to Melville.

          "Common Stock" means the Common Stock, par value $.01 per share, of Newco.

          "Contribution" means, with respect to any Lease, the "adjusted contribution A" of the Store that is the subject of such Lease for the fiscal year ended December 31, 1995, as reflected in the 1995 Revised Stores Profit and Loss Statement of the Company and the Subsidiaries previously delivered to Newco.

          "Designated Closed Store Lease" means each Closed Store Lease to which the Company or a Subsidiary is a party and does not include any Closed Store Lease to which an Excluded Subsidiary (but not the Company or a Subsidiary) is a party.

          "Effective Rent" means, with respect to any Lease, the Original Minimum Rent of such Lease plus the Original Percentage Rent of such Lease.

          "Employee Plan" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Melville or any of its ERISA Affiliates and (iii) covers any employee or former employee (or any of their respective dependents) of the Company or any of its Subsidiaries.

          "Employment Agreements" means the employment agreement between Newco and Joel Waller and the employment agreement between Newco and David Rogers, both to be executed on the Closing Date in substantially the form as set forth in Exhibit J.

          "Environmental Claim" means any notice from a Person alleging (i) the Company's or any Subsidiary's material non-compliance with, or failure to perform any material duty under, any Environmental Laws or (ii) potential material liability of the Company or any Subsidiary (including, without limitation, potential material liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by the Company or any Subsidiary, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, requirements or directives of any federal, state, local or foreign government, ministry, department or agency as in effect on the Closing Date, relating to protection of the environment or to the effect on the environment of any hazardous or toxic substances or to human health and safety, including without limitation (i) the generation, handling, treatment, storage, disposal, transportation or release of any hazardous or toxic substance and (ii) the protection, conservation, regulation, management or remediation of soil, groundwater, surface water or air.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any successor statute thereto, together with all regulations thereunder.

          "ERISA Affiliate" of any entity means any other entity (whether or not an Affiliate of such entity) which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          "Escrow Agent" means The Bank of New York, or such other party as may be mutually agreed by Newco and Melville.

          "Escrow Agreement" means an escrow agreement in form and substance reasonably satisfactory to Newco, Melville and the Escrow Agent, containing terms and conditions which are customary for such agreements.

          "Excluded Subsidiary" means each subsidiary of the Company that is a party to a Closed Store Lease and is not otherwise a party to a Lease.

          "Final Working Capital" means the Closing Working Capital (i) as shown in the calculation delivered pursuant to Section 2.4(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.4(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Newco and Melville pursuant to Section 2.4(c) or (B) in the absence of such agreement, as shown in the Independent Accountant's calculation delivered pursuant to
Section 2.4(c); provided that, in no event shall Final Working Capital be less than the calculation of Closing Working Capital delivered pursuant to Section 2.4(b) or more than the calculation of Closing Working Capital delivered pursuant to Section 2.4(a).

          "Hazardous Substances" means (i) any flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants and contaminants and all other materials or substances identified in or regulated by any Environmental Laws and (ii) asbestos, PCBs, urea formaldehyde, nuclear fuel or material, chemical waste, known carcinogens, petroleum products and by-products (including any fraction thereof) and radon.

          "Headquarters Lease" means the Lease Agreement dated as of September 1, 1991 between the Equitable Life Assurance Society of the United States, as landlord and Wilsons House of Suede Inc., as tenant for floors 3, 4, 5 and 6 at Interchange South Building, 400 Highway 169 South, St. Louis Park, Minnesota, which is subject to that certain Lease Assignment and Assumption Agreement dated as of November 22, 1995 between Wilsons House of Suede, Inc., as Assignor and Cargill, Incorporated, as Assignee and Consent to Assignment among the Equitable Life Assurance Society of the United States, Wilsons House of Suede, Inc. and Cargill, Incorporated.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Income Tax" means any Tax which is, in whole or in part, based on or measured by income or gains, together with any interest, penalty, addition to tax or additional amounts imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority").

          "Indebtedness" means (i) all indebtedness of the Company or any Subsidiary to lending institutions and all other indebtedness for borrowed money created, incurred or accrued by the Company or any Subsidiary, or guaranteed by the Company or any Subsidiary or for which the Company or any Subsidiary or the holder is otherwise liable or responsible (including an agreement to assume the indebtedness of others), (ii) all amounts owing by the Company or any Subsidiary under indentures, and (iii) all payment obligations secured by any mortgage, indenture or deed of trust upon any assets owned by the Company or any Subsidiary though neither the Company nor any Subsidiary may have assumed or become liable for the payment of such obligations; provided that (a) intercompany indebtedness between Melville and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand, that will no longer be outstanding on the Closing Date as provided in Section 6.5, or between the Company and its Subsidiaries or between Subsidiaries, (b) outstanding letters of credit other than any letters of credit that Melville or a Melville Affiliate has caused the Company to be obligated under without the knowledge of the Management Disclosure Group, and (c) payables in the ordinary course of business in connection with the obtaining of materials or services shall not be included in this definition.

          "Independent Accountants" means Deloitte & Touche LLP, or if Deloitte & Touche LLP is unwilling to act as the Independent Accountants, a nationally recognized independent accounting firm chosen by, and mutually acceptable to, both Newco and Melville (other than KPMG Peat Marwick or Arthur Andersen & Co.,
SC), or if Newco and Melville are unable to mutually agree upon Independent Accountants, then Newco and Melville shall mutually request the American Arbitration Association to appoint the Independent Accountants; provided that the Independent Accountants shall not include KPMG Peat Marwick or Arthur Andersen & Co., SC.

          "Intellectual Property Right" means any trademark, service mark, trade name, trade dress, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

          "Investor Stock Purchase Agreement" means the Stock Purchase Agreement between Melville and the Investors to be executed by the Investors on or prior to the Closing Date having the terms and conditions substantially as set forth in Exhibit G.

          "Investors" means the investors listed on the signature pages to the Investor Stock Purchase Agreement.

          "Lease" means each real property lease or sublease to which the Company or any Subsidiary is a party, other than a Closed Store Lease or the Headquarters Lease.

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          "Management Disclosure Group" means Joel Waller, David Rogers, Corrie Lapinsky, Tom Wildenberg and any officer of the Company with the title of vice president or a title senior to the title of vice president.

          "Management Shares" means 2,050,000 shares of Class B Common Stock, 450,000 shares of Class C Common Stock and 1,200,000 shares of restricted Class B Common Stock of Newco to be issued by Newco to the Managers pursuant to the Manager Stock Purchase Agreement.

          "Management Warrant" means the warrant to be issued by Newco to Melville to purchase 1,200,000 shares of Class A Common Stock of Newco, as such number of shares may be reduced by the terms of the Management Warrant, having the terms and conditions specified in Exhibit C hereto.

          "Manager Stock Purchase Agreement" means the Stock Purchase Agreement between Newco and the Managers to be executed by the Managers on or prior to the Closing Date having the terms and conditions substantially as set forth in Exhibit F.

          "Managers" means the managers listed on the signature pages to the Manager Stock Purchase Agreement.

          "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets, operations, or results of operations of such Person and its Subsidiaries, taken as whole.

          "Melville's ESOP" means The Melville Corporation and Subsidiaries Employee Stock Ownership Plan.

          "Melville's 401(k) Profit Sharing Plan" means the 401(k) Profit Sharing Plan of Melville Corporation and Affiliated Companies.

          "Melville Group" means, with respect to federal Income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Melville is a member and, with respect to state income or franchise Taxes, an affiliated, consolidated, combined, unitary or similar group of which Melville, the Company or any of their respective Affiliates is a member.

          "Melville's Individual Account Plans" means Melville's ESOP and Melville's 401(k) Profit Sharing Plan.

          "Melville Subsidiary" means any Subsidiary of Melville other than Newco, the Company or any of the Company's Subsidiaries.

          "MRC" means Melville Realty Company, Inc., a New York corporation.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) of ERISA.

          "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Note" means the senior secured subordinated note due December 31, 2000 of Newco in the principal amount of $55,811,000 to be issued to Melville by Newco having the terms and conditions specified in Exhibit A hereto.

          "Note Repayment Date" means the date on which all of principal and interest payable under the Note has been paid in full.

          "Original Minimum Rent" means, with respect to any Lease, the amount provided for by such Lease as minimum, base or other fixed amount of rent as of the Closing Date.

          "Original Percentage Rent" means, with respect to any Lease, the amount of percentage rent provided for by such Lease, calculated in accordance with the percentages and breakpoints provided for in such Lease, for (i) the most recent 12-month period ending prior to the Closing Date or (ii) such other period as is specifically provided for in such Lease.

          "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Pledge Agreements" means each pledge agreement to be entered into on the Closing Date between Melville and the Company, Rosedale Wilsons Inc., and River Hills

Wilsons Inc., respectively, having terms and conditions substantially similar to the terms and conditions of the pledge agreement to be entered into on or prior to the Closing Date between Wilsons House of Suede, Inc., a California corporation, a Subsidiary of the Company, certain other Subsidiaries of the Company and GE Capital as agent for the lenders thereunder (the "Senior Pledge Agreement") except that the Pledge Agreement shall vary from the Senior Pledge Agreement in such other respects as reasonably required by GE capital.

          "Post-Closing Tax Period" means any Tax period ending after the Closing Date, excluding the portion, if any, of such Tax period up to and including the Closing Date.

          "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date; provided that if a Tax period ending after the Closing Date contains any days which fall prior to or on the Closing Date, any portion of such Tax period up to or including the Closing Date shall also be included in the Pre-Closing Tax Period.

          "Preferred Shares" means 7,405 shares of Preferred Stock of Newco to be issued to Melville pursuant to Section 2.2(a).

          "Preferred Stock" means the Series A Preferred Stock, par value $.01 per share, of Newco having the rights, voting power, preferences and restrictions designated in the Articles of Incorporation.

          "Registration Rights Agreement" means the registration rights agreement to be entered into on the Closing Date between Melville, Newco, the Managers, Leather Investors Limited Partnership I and the partners thereof listed on the signature pages thereto having the terms and conditions specified in Exhibit E hereto.

          "Release Payment" means any payment required by any Landlord in connection with a Lease before delivery by such Landlord of its Consent (as hereinafter defined) with respect thereto, regardless of whether such payment is required pursuant to the terms of the applicable Lease or is otherwise required by such Landlord (including but not limited to any additional remodeling costs, transfer or assignment charges, administration fees and fees and expenses of counsel in connection therewith).

          "Remediation" means any investigation, testing, remediation, cleanup, treatment, monitoring, removal, disposal or abatement activities.

          "Rent Increase" means an increase in rent (including, if applicable, retroactive rent to the Closing Date); provided that an increase in rent shall not be deemed to be a Rent Increase unless either (i) the Original Minimum Rent is increased to an amount greater than the Effective Rent or (ii) the Original Percentage Rent is increased such that the amount that would have been payable under the applicable Lease for the most recent 12-month period ending prior to the Closing Date is greater than the Effective Rent payable under such Lease for such period.

          "Return" means any return, statement, report or form relating to Taxes.

          "Security Agreement" means the security agreement to be entered into on the Closing Date between Melville and Newco having terms and conditions substantially similar to the terms and conditions of the security agreement to be entered into on or prior to the Closing Date between Wilsons House of Suede, Inc., a California corporation, a Subsidiary of the Company, certain other Subsidiaries of the Company and General Electric Capital Corporation ("GE Capital") as agent for the lenders thereunder (the "Senior Security Agreement") except that Melville shall have a second priority security interest in the same assets that are subject to the Senior Security Agreement and the Security Agreement shall vary from the Senior Security Agreement in such other respects as reasonably required by GE Capital.

          "Shareholders Agreement" means the shareholders agreement to be entered into on the Closing Date among Newco, the Managers, Leather Investors Limited Partnership I, Leather Investors Limited Partnership II and the investors listed on the signature pages thereto.

          "Stock Purchase Agreements" means the Investor Stock Purchase Agreement and the Manager Stock Purchase Agreement.

          "Stores" means, collectively, the stores that are the subject of the Leases, each of which individually is referred to as a Store.

          "Subsidiary" means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified in this Agreement, any reference to a Subsidiary shall mean a Subsidiary of the Company; provided that no Excluded Subsidiary shall be considered to be a Subsidiary of the Company.

          "Tax" means (i) any tax imposed under Subtitle A of the Code, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding of tax on amounts paid to or by the Company or any Subsidiary, payroll, employment, excise, severance, stamp, capital stock, occupation, property, windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amounts imposed by a Taxing Authority and (ii) any liability, including but not limited to liability under Treasury Regulation Section 1.1502-6, for the payment of any amount of the type described in the immediately preceding clause (i).

          "Terminated Lease" means any Lease (i) the premises of which Newco, the Company or any Subsidiary cannot take or maintain possession of as of the Closing Date as a result of an injunction or restraining order concerning or resulting from the sale of the

Company Shares contemplated by this Agreement, provided that if such injunction or order is later lifted, such Lease will no longer be a Terminated Lease, unless such Lease becomes a Terminated Lease under another provision of this Agreement, (ii) the premises of which Newco, the Company or any Subsidiary must vacate after the Closing Date as a result of (A) a final court or arbitration order, judgment, ruling by a court or arbitrator, writ or other process concerning or resulting from the sale of the Company Shares pursuant to this Agreement for which all applicable appeal periods have expired or (B) a settlement concerning or resulting from the sale of the Company Shares pursuant to this Agreement negotiated by Newco with Landlord which requires Newco to vacate such Store; provided that such settlement shall be subject to the prior approval of Melville, which approval shall not be unreasonably conditioned, delayed or withheld, or (iii) which Melville and Newco at any time mutually agree is a Terminated Lease.

          "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

          "Warrant" means the warrant to be issued by Newco to Melville to purchase 1,500,000 shares of Class A Common Stock, having the terms and conditions specified in Exhibit B hereto.

          "Warrant Shares" means the shares of Common Stock of Newco to be issued upon the exercise of the Warrant and the Management Warrant.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

          Term                                      Section
          ----                                      -------
          Acquisition Proposal                        6.7
          Annual Financials                           3.7
          Authorized Preferred Stock                  5.9
          Cash Consideration                          2.2(a)
          Closing                                     2.2
          Closing Balance Sheet                       2.4(a)
          Closing Working Capital                     2.4(a)
          Commitment Letter                           8.7
          Company Intellectual Property Rights        3.17
          Company Securities                          3.5(b)
          Consent                                     9.6(a)
          Damages                                    13.2(a)
          Delivered Lease                             9.6(a)
          Direct Rollover                            11.2(a)
          Director and Officer Claims                13.2(a)
          Estimated Closing Balance Sheet             2.3(a)

          Term                                      Section
          ----                                      -------
          Estimated Closing Working
            Capital Statement                         2.3(b)
          Estimated Working Capital                   2.3(b)
          Expense Letters                            15.3
          Financing                                   8.7
          Financing Agreement                         8.7
          GE Capital                                  1.1(a)
          Indemnified Party                          13.4(a)
          Indemnifying Party                         13.4(a)
          Insured Claim                               7.12
          Inventory Firm                              2.4(a)
          Inventory Statement                         2.4(a)
          KPMG Peat Marwick Report                    2.4(a)
          Landlord                                    9.6(a)
          Long-term Disability                       11.1(a)
          Loss                                       10.2(b)
          Melville's Insurance Policies               7.12
          Miscellaneous Taxes                        10.5(a)
          Newco Plan                                 11.2(a)
          Newco Securities                            5.9(b)
          Permits                                     3.18
          Price Allocation                           10.2(a)
          Section 338(h)(10) Election                10.2(a)
          Senior Pledge Agreement                     1.1(a)
          Senior Security Agreement                   1.1(a)
          Short-term Disability                      11.1(a)
          Specified Indemnity Provision              13.2(a)
          Spray Litigation                           13.2(a)
          Store Contribution                          9.6(b)
          Subsidiary Securities                       3.6(b)
          Subsidiary Shares                          12.2
          Successor Individual Account Plan          11.2(c)
          Tax Accountants                            10.2(a)
          Tax Loss                                   10.5(a)
          Tax Packages                               10.2(f)
          Third Party Claims                         13.4(a)
          Transfer Taxes                             10.2(d)
          Transferred Employees                      11.1
          Working Capital Payment                     2.2(c)

                                   ARTICLE 2

                               PURCHASE AND SALE

          2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Melville agrees to sell, assign and deliver to Newco and Newco agrees to purchase from Melville, the Company Shares at the Closing.

          2.2 Closing. The closing (the "Closing") of the purchase and sale of the Company Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, on May 25, 1996, or at such other time or place as Melville and Newco may agree and shall be deemed to be effective at 11:59 p.m. on the Closing Date. At the Closing,

          (a) Newco shall deliver to Melville:

               (i) $2,000,000 (the "Cash Consideration") in immediately available funds by wire transfer to an account at a bank designated by Melville by notice to Newco (to be designated no later than two business days prior to the Closing Date); provided that if the account is not so designated, Newco shall still be obligated to pay $2,000,000 as soon as practicable after receipt by Newco from Melville of the designation of an account at a bank for a wire transfer of the $2,000,000;

               (ii)  the Note;

               (iii) the Warrant;

               (iv)  the Management Warrant;

               (v)   the Common Shares; and

               (vi) the Preferred Shares.

          (b) Melville shall deliver to Newco certificates for the Company Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, together with the stock certificates for all shares of capital stock of the Subsidiaries (all of which shall be registered in the name of the Company or its Subsidiaries).

          (c) Melville shall deliver immediately available funds in an amount equal to the amount by which the Base Working Capital exceeds Estimated Closing Working Capital ("Working Capital Payment"), by wire transfer to an account designated by the Company.

Notwithstanding the foregoing, if the Closing Date shall be a day other than a Business Day, on the Business Day immediately preceding the Closing Date, (x) Newco, or its designee, shall deliver the Cash Consideration, in immediately available funds by wire transfer, the Note, the Warrant, the Management Warrant, the Common Shares and the Preferred Shares to the Escrow Agent for deposit pursuant to the Escrow Agreement, (y) Melville shall deliver to the Escrow Agent certificates for the Company Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, and in form proper for transfer, for deposit pursuant to the Escrow Agreement and
(z) Melville shall make the Working Capital Payment pursuant to Section 2.2(c). All funds deposited with the Escrow Agent shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to make the payment required by Section 2.2(a)(i), provided that interest on such funds deposited by Newco shall accrue and be payable to Newco from the date of deposit with the Escrow Agent through and including the Closing Date and interest on such funds deposited by Newco shall accrue and be payable to Melville from but not including the Closing Date through and including the date of payment of such funds to Melville by wire transfer of immediately available funds. The Note, the Warrant, the Management Warrant, the Common Shares and the Preferred Shares and the certificates for the Company Shares shall be distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement to satisfy the requirements of Sections 2.2(a)(ii)-(vi) and 2.2(b), respectively. The fees and expenses of the Escrow Agent shall be borne by Newco and Melville equally; provided that if any amounts in respect of such fees are accrued by Newco and the Company prior to Closing, such amounts shall be excluded from the calculation of Estimated Working Capital and Closing Working Capital pursuant to
Article 2.

          2.3 Estimated Adjustment to Working Capital. (a) Prior to the Closing, the Company (including its officers at the time of the preparation of the Estimated Closing Balance Sheet who, other than the Managers, are not officers or employees of Melville or any of its Affiliates), with participation by Melville, shall prepare, or cause to be prepared, a consolidated balance sheet of the Company and the Subsidiaries (the "Estimated Closing Balance Sheet") as of the close of business on the Closing Date. The Estimated Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied consistently with the Company's past practices used in the preparation of the Annual Financials.

          (b) Based upon the Estimated Closing Balance Sheet, the Company (including its officers at the time of the preparation of the Estimated Closing Balance Sheet who, other than the Managers, are not officers or employees of Melville or any of its Affiliates), with participation by Melville, shall prepare, or cause to be prepared, prior to the Closing, an Estimated Closing Working Capital Statement in substantially the form of Schedule 2.3(b). Assets and liabilities on the Estimated Closing Working Capital Statement will be equal to such items in the Estimated Closing Balance Sheet except as otherwise specified in Schedule 2.3(b). The Estimated Closing Working Capital Statement will exclude those assets and liabilities detailed in Schedule 2.4(a)-1 under the column titled "Items

Assumed/Retained by Melville". "Estimated Working Capital" means the estimated working capital figure appearing on the Estimated Working Capital Statement. The Company shall deliver such Estimated Closing Balance Sheet and Estimated Working Capital Statement to Melville by the close of business on the day which is the third business day prior to the Closing Date. If Melville disagrees with the calculation of Estimated Working Capital delivered pursuant to the preceding sentence by more than $500,000, Melville will notify the Company no later than the close of business on the next succeeding business day and Melville and the Company (through its officers who, other than the Managers, are not employees of Melville or any of its Affiliates) shall agree on the calculation of the Estimated Working Capital by the Closing Date. If the parties fail to agree on the calculation of the estimated Working Capital, the Closing shall not occur until the parties reach agreement on such calculation. Any delay of the Closing pursuant to this Section 2.3(b) shall not constitute a failure of any condition contained in Article 12 or give rise to a right of termination pursuant to
Article 14.

          (c) If Base Working Capital exceeds Estimated Working Capital, Melville shall contribute to the Company, on or prior to Closing, the amount of the excess, as provided in Section 2.2(c).

          2.4 Closing Balance Sheet. (a) As promptly as practicable following the Closing Date but no later than 30 days after Closing, the Company shall prepare a consolidated balance sheet of the Company and its Subsidiaries and the Excluded Subsidiaries as of and including the Closing Date (the "Closing Balance Sheet") in accordance with generally accepted accounting principles applied consistently with the Company's past practices used in the preparation of the Annual Financials. During the two days prior to and including the Closing Date, R.G.I.S. (the "Inventory Firm") shall conduct a wall-to-wall physical count of all owned inventory located at the stores, distribution centers and/or warehouses of the Company and its Subsidiaries for purposes of preparing the Closing Balance Sheet. Melville, Newco, the Company and their representatives shall be entitled to observe the physical count of the inventory. The cost of the physical count of the inventory conducted by the Inventory Firm shall be borne by Melville. As promptly as practicable and no later than fifteen (15) days following the Closing Date, the Inventory Firm shall deliver to Melville and Newco a written statement setting forth the inventory count as of and including the Closing Date (the "Inventory Statement"). The inventory reflected on the Closing Balance Sheet shall be calculated in accordance with accounting principles consistently applied by the Company consistent with past practice based on the Inventory Statement, using the retail method consistent with the Company's past practice. Amounts reflected on the Closing Balance Sheet for those elements, accounts or items to be included in the calculation of the Closing Working Capital shall include all known and estimated assets and liabilities as of and including the Closing Date consistent with the Company's past practices used in preparation of the Annual Financials.

          As promptly as practicable following the receipt of the unaudited Closing Balance Sheet, KPMG Peat Marwick LLP, at Melville's cost, shall issue an independent auditors' report of the Closing Balance Sheet including an unqualified opinion as to such Closing Balance Sheet (the "KPMG Peat Marwick Report") (and prior to the issuance by KPMG Peat Marwick LLP of such report, Arthur Andersen & Co., SC and representatives of Newco and the Company reasonably designated by Newco shall have the opportunity to review KPMG Peat Marwick's work papers and to be present during the performance of all such procedures). KPMG Peat Marwick LLP shall furnish the KPMG Peat Marwick Report to Newco and Melville within 60 days following the Closing.

          In connection with the KPMG Peat Marwick Report, KPMG Peat Marwick LLP shall issue an Independent Accountant's Report on Applying Agreed Upon Procedures in accordance with Statement on Auditing Standards No. 75 relating to a Closing Working Capital Statement in substantially the form of Schedule 2.4(a). Current assets and current liabilities on the Closing Working Capital Statement will be equal to such items in the Closing Balance Sheet except as otherwise specified in Schedule 2.4(a). The Closing Working Capital Statement will exclude those assets and liabilities detailed in Schedule 2.4(a)-1 under the column titled "Items to be Assumed/Retained by Melville". "Closing Working Capital" means the closing working capital figure appearing on the Closing Working Capital Statement but shall not include the Working Capital Payment.

          The parties agree that the Closing Working Capital Statement and the calculation of Closing Working Capital shall not include as liabilities any amounts which Melville, and not the Company or any Subsidiary, is required to pay pursuant to the terms of this Agreement.

          Schedule 2.4(a)-1 sets forth a statement of assets and liabilities to be retained by Melville and the Company respectively.

          (b) If Newco disagrees with the calculation of Closing Working Capital delivered pursuant to Section 2.4(a), Newco may, within 15 days after delivery of the documents referred to in Section 2.4(a), deliver a notice to Melville disagreeing with such calculation and setting forth Newco's calculation of Closing Working Capital. Any such notice of disagreement shall specify those items or amounts as to which Newco disagrees, and Newco shall be deemed to have agreed with all other items and amounts contained in the Closing Working Capital Statement and the calculation of Closing Working Capital delivered pursuant to
Section 2.4(a). During such 15-day period, Melville shall use its commercially reasonable efforts to provide Newco reasonable access to the partners and employees of KPMG Peat Marwick who were involved in the preparation of the KPMG Peat Marwick Report (together with access to the workpapers relating thereto); provided that such access shall not interfere with the normal conduct of business by such partners and employees.

          (c) If a notice of disagreement shall be delivered pursuant to Section 2.4(b), Newco and Melville shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital which amount shall not be less than the amount thereof shown in the calculation delivered pursuant to Section 2.4(b) nor more than the amount thereof shown in the calculation delivered pursuant to Section 2.4(a). If, during such period, Newco and Melville are unable to reach such agreement, they shall immediately thereafter cause the Independent Accountants to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. In making such calculation, the Independent Accountants shall consider only those items or amounts in the Closing Working Capital Statement or the calculation of Closing Working Capital delivered pursuant to Section 2.4(a) as to which Newco has disagreed. The Independent Accountants shall deliver to Newco and Melville, within 15 days, a written report setting forth such calculation. Such report shall be final and binding upon Newco and Melville. The cost of such review and report shall be borne (i) by Newco in the proportion, if any, that (A) the amount by which Final Working Capital exceeds the calculation of Closing Working Capital delivered pursuant to
Section 2.4(b) bears to (B) the difference between the calculation of Closing Working Capital delivered pursuant to Section 2.4(a) and the calculation of Closing Working Capital delivered pursuant to Section 2.4(b), and (ii) by Melville with respect to the remainder of such cost.

          (d) Newco, Melville and the Company agree that they will cooperate and assist in the preparation of the Estimated Closing Balance Sheet, Estimated Closing Working Capital Statement, Closing Balance Sheet, Closing Working Capital Statement and the calculation of Estimated Working Capital and Closing Working Capital and in the conduct of the audits and reviews referred to in this Section, including without limitation, (i) the right of Melville and its agents to have prompt and reasonable access during normal business hours to the properties, books and records and employees of the Company and the Subsidiaries and (ii) the right of Melville to have a representative present at the Company or any Subsidiary during normal business hours.

          2.5 Adjustment of Working Capital. (a) If Estimated Working Capital exceeds Final Working Capital, Melville shall contribute to Newco, in the manner and with interest as provided in Section 2.5(b), the amount of such excess. If Final Working Capital exceeds Estimated Working Capital, Newco shall pay to Melville, in the manner and with interest as provided in Section 2.5(b), the amount of such excess.

          (b) Any contribution pursuant to Section 2.5(a) shall be made within five days after the Final Working Capital has been determined by delivery by Newco or Melville, as the case may be, by wire transfer of immediately available funds to an account of the other party designated by such other party. The amount of any payment to be made pursuant to this Section shall bear interest from but not including the Closing Date to but excluding the date of payment at a rate per annum equal to the reference rate from time to time of Morgan Guaranty Trust Company of New York. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

          2.6 Legending of Securities. The Note, Warrant, Management Warrant, Common Shares and Preferred Shares to be issued to Melville shall bear the following legend:

               "The [Note/Warrant/Management Warrant/Common Shares/Preferred Shares] represented hereby has not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless in the written opinion of counsel to holder reasonably acceptable to Newco that is delivered to Newco an exemption from such registration [and, with respect to the Note, the Trust Indenture Act of 1939,] is available."

          2.7 Allocation of Note. The Note shall be treated first as consideration for the inventories of the Company and its Subsidiaries.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

          The Company represents and warrants to Newco as of the date hereof and as of the Closing Date that, except as disclosed in the Schedules hereto:

          3.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company has all corporate powers and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own its assets, lease the properties leased by it and carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business done or the properties owned or leased by the Company require such qualification, except for those jurisdictions where failure to be so qualified does not and would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is qualified to do business is set forth in Schedule 3.1. The Company has heretofore delivered to Newco true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect and has made available to Newco minute books containing all minutes and written actions of the shareholders and directors of the Company, and all actions taken by the shareholders and directors of the Company are reflected in such minutes and actions. True and correct lists of the directors and officers of the Company have been furnished to Newco.

          3.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

          3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, or official, except for (i) if required, satisfaction of the requirements of the HSR Act, (ii) compliance with any applicable requirements of the 1934 Act and (iii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company and would not impair in any respect the ability of the Company or Melville to consummate the transactions contemplated by this Agreement.

          3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement do not and will not (i) violate the Charter or bylaws of the Company or any Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable statute, law, rule, regulation, ordinance, judgment, ruling by a court, writ, injunction, order or decree, (iii) require any consent or other action by, or, except as referred to in Section 3.3, any notice to, any Person under, constitute a default or create a penalty under, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under, any agreement, contract, lease, license or other instrument (other than any Lease) binding upon or applicable to the Company or any Subsidiary or to which any asset of the Company or any Subsidiary is subject or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (iv) result in the creation or imposition of any material Lien on any asset of the Company or any Subsidiary, except, in the case of clauses (ii) and (iii), to the extent that any such violation, failure to obtain any such consent or other action, default, conflict, penalty, right or loss, individually or in the aggregate, does not and would not have a Material Adverse Effect on the Company and would not impair in any respect the ability of the Company or Melville to consummate the transactions contemplated by this Agreement.

          3.5 Capitalization. (a) The authorized capital stock of the Company consists of 100 shares of common stock, no par value per share. As of the date hereof, there are outstanding 100 shares of common stock.

          (b) All outstanding shares of common stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Company has not issued any shares of Company Shares or other capital stock or other voting or equity securities of the Company in violation of any preemptive rights. Except as disclosed in Section 3.5(a), there are no outstanding (i) shares of capital stock or voting or equity securities of the

Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting or equity securities of the Company or (iii) options, warrants, subscriptions or other rights to acquire from the Company, or commitment or other obligation of the Company to issue, any capital stock, other voting or equity securities or securities convertible into or exchangeable for capital stock or other voting or equity securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding commitments or other obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire the Company Shares or any Company Securities.

          (c) The stock certificates and transfer books of the Company and each Subsidiary have been made available to Newco and are true and complete, and constitute all of the stock certificates and transfer books of the Company and each Subsidiary.

          3.6 Subsidiaries. (a) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to own its assets, lease the properties leased by it and carry on its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business done or the properties owned or leased by such Subsidiary require such qualification except for those jurisdictions where failure to be so qualified does not and would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Subsidiaries and their respective jurisdictions of incorporation are disclosed in Schedule 3.6. Schedule 3.6 also sets forth each jurisdiction in which each Subsidiary is qualified to do business as a foreign corporation. The Company has heretofore made available to Newco true and complete copies of the Charter and bylaws of each Subsidiary as currently in effect and has made available to Newco minute books containing all minutes and written actions of the shareholders and directors of each Subsidiary, and all actions taken by the shareholders and directors of each Subsidiary are reflected in such minutes and actions. True and correct lists of the directors and officers of each Subsidiary have been furnished to Newco.

          (b) All of the outstanding capital stock of, and other voting and equity securities and ownership interests in, each Subsidiary, is owned, directly or indirectly, of record and beneficially by the Company, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting and equity securities or ownership interests). No Subsidiary has issued any shares of its capital stock or other voting or equity securities of such Subsidiary in violation of any preemptive rights. There are no outstanding (i) securities of any Subsidiary convertible into or exchangeable for shares of capital stock or other voting or equity securities or ownership interests in any Subsidiary or (ii) options, warrants, subscriptions or other rights to acquire from the Company or any Subsidiary, or commitment or other obligation of the Company or any Subsidiary to issue, any capital stock or other voting or equity securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting or equity securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii), together with the outstanding capital stock of, and other voting and equity securities and ownership interests in, each Subsidiary, being referred to collectively as the "Subsidiary Securities"). There are no outstanding commitments or obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

          3.7 Financial Statements. The unaudited consolidated balance sheet of the Company, the Subsidiaries and the Excluded Subsidiaries as of March 31, 1996 and the audited consolidated balance sheets of the Company, the Subsidiaries and the Excluded Subsidiaries as of December 31, 1994 and December 31, 1995 and the consolidated statements of income and cash flows thereof for each of the quarter ended March 31, 1996 (unaudited) and the years ended December 31, 1993, December 31, 1994 and December 31, 1995 (audited) (such consolidated balance sheets as of each such year end and consolidated statements of income and cash flows for each such year being referred to herein as the "Annual Financials") previously delivered to Newco, present fairly, in all material respects, the consolidated financial position of the Company, the Subsidiaries and the Excluded Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended in conformity with generally accepted accounting principles applied on a basis consistent with the Company's past practices throughout the periods involved and presented in accordance with Regulation S-X of the 1933 Act.

          3.8 Absence of Certain Changes. Except as disclosed in Schedule 3.8, or as contemplated by this Agreement or the discontinuance of the issuance of lease guarantees by MRC, since the Balance Sheet Date, the business of the Company and the Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

          (a) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, other than any resulting from or attributable to (i) the transactions contemplated by this Agreement and (ii) changes in general economic conditions that have not had a materially more adverse effect on the Company and the Subsidiaries, taken as a whole, than on similar retail businesses;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of the Subsidiaries, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary, other than any distribution to the Company and its Subsidiaries or Melville and its Affiliates in the ordinary course consistent with past practice, including but not limited to distributions in connection with the repayment or cancellation of any intercompany debt, advance or other balance;

          (c) any amendment of any term of any outstanding security of the Company or any Subsidiary;

          (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any Indebtedness;

          (e) any creation or assumption by the Company or any Subsidiary of, or imposition by any Person of, any Lien on any material asset of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practices;

          (f) any making of any loan, advance or capital contributions to or investment in any Person, other than (i) loans, advances or capital contributions to or investments between the Company and any Subsidiary or between Subsidiaries, (ii) intercompany indebtedness between Melville and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand, and (iii) loans or advances to suppliers in the ordinary course of business;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would have a Material Adverse Effect on the Company;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries, taken as a whole, other than (i) transactions and commitments in the ordinary course of business consistent with past practices and (ii) those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

          (j) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company or any Subsidiary (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, or (iii) increase in compensation or other benefits payable to any director, officer or employee of the Company or any Subsidiary pursuant to any severance or retirement plans or policies thereof, except in each case in the ordinary course of business consistent with past practice;

          (k) any adoption of, or material change to, any Benefit Arrangement or Employee Plan with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation after the Closing;

          (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or any Subsidiary; or

          (m) any cancellation or compromise by the Company or any Subsidiary of any debt or other obligation owed to, or claim held by, it or other relinquishment by the Company or any Subsidiary of any contract or other right other than (i) for intercompany indebtedness between Melville and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand, or between the Company and its Subsidiaries or between Subsidiaries, or
(ii) for compromises of trade debt in the ordinary course of business consistent with past practice.

          3.9  No Undisclosed Material Liabilities.   There are no liabilities
or obligations of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

               (i) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

               (ii) intercompany indebtedness between the Company and any Subsidiary or between Subsidiaries, or intercompany indebtedness between Melville and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand, all of which indebtedness between Melville and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand, shall no longer be outstanding at the Closing as provided in Section 6.5;

               (iii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

               (iv) liabilities disclosed in Schedule 3.9 or any other Schedule to this Agreement; and

               (v) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and the Subsidiaries, taken as a whole.

          3.10 Labor Matters. The Company and the Subsidiaries have complied and are complying with all Federal, state, local and foreign statutes, laws, rules, regulations, ordinances and policies of a material nature respecting employment and employment practices and have not and are not engaged in any unfair labor practice or unlawful discriminatory act. Except as disclosed in
Schedule 3.10, there is no pending or threatened charge or complaint by or against the Company or any Subsidiary before the Equal Employment Opportunity Commission, any other federal governmental authority relating to labor or employee matters or any similar foreign, state or local governmental authority. Except as set forth on Schedule 3.10, neither the Company nor any Subsidiary is a party to, or subject to, any collective bargaining or other similar agreement with any labor union or other similar association representing employees of the Company and the Subsidiaries, nor is any collective bargaining agreement currently being negotiated by the Company or any Subsidiary with respect to any employees of the Company or any Subsidiary and, to the knowledge of Melville or the Company, no movement to designate a collective bargaining agent to represent any such employees is being (or since January 1, 1996 has been) conducted or is threatened. No lockout, strike, slowdown, work stoppage or, to the knowledge of Melville or the Company, threats thereof by or with respect to any employees of the Company or any Subsidiary have occurred since January 1, 1996.

          3.11 Material Contracts. (a) Except as disclosed in Schedule 3.11, and except for any agreements that are terminable on not more than 90 days notice and without the payment of any penalty by, or any Material Adverse Effect on, the Company from the loss of the benefits of such agreements, individually or in the aggregate, neither the Company nor any Subsidiary is a party to or bound by:

               (i) any lease, sublease, license, tenancy, concession or other occupancy agreement (other than the Closed Store Leases, the Headquarters Lease and the Leases) providing for annual rentals of $250,000 or more;

               (ii) any agreement for the purchase of goods, services, equipment or other assets that provides for annual payments by the Company and the Subsidiaries of $250,000 or more, other than purchase orders for inventory and other arrangements with suppliers entered into in the ordinary course of business;

               (iii) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company and the Subsidiaries of $250,000 or more;

               (iv) any partnership, joint venture or other similar agreement or arrangement;

               (v) any agreement relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset), other than any such agreement for the deferred purchase price of tangible personal property with an aggregate outstanding principal amount not exceeding $250,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

               (vi)   any license, franchise or similar agreement;

               (vii) any agency, dealer, sales representative, advertising, promotional, marketing or other similar agreement that provides for annual payments by the Company or any Subsidiary of $250,000 or more;

               (viii) any agreement (other than the Closed Store Leases, the Headquarters Lease and the Leases) that limits the freedom of the Company or any

     Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Closing Date;

               (ix)   any agreement with (A) Melville or any of its Affiliates,
     (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Melville or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Melville or any of its Affiliates or (D) any director or officer of Melville or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

               (x) any agreement with any director or officer of the Company or any Subsidiary or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

               (xi) any agreement relating to any outstanding commitment for capital expenditures since the Balance Sheet Date through June 30, 1996 in excess of $3,600,000;

               (xii) any guaranty by the Company or a Subsidiary of any liability or obligation of any other Person other than the Company or a Subsidiary, or any outstanding letters of credit that Melville or a Melville Affiliate has caused the Company to be obligated under without the knowledge of the Management Disclosure Group;

               (xiii) any agreement pursuant to which the Company, any Subsidiary or any other Person have an aggregate future liability in excess of $1,000,000, except for (A) purchase orders of the nature described in clause (ii), (B) liabilities between the Company and a Subsidiary or between Subsidiaries, or (C) intercompany liabilities between the Company or a Subsidiary, on the one hand, and Melville or an Affiliate, on the other hand, that will no longer be outstanding on the Closing Date as provided in Section 6.5;

               (xiv) Employment agreements including compensation in excess of $100,000; or

               (xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

          (b) Each agreement, contract, commitment, arrangement, lease (other than the Closed Store Leases, the Headquarters Lease and the Leases) or plan disclosed in

Schedule 3.11 is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and neither the Company nor any Subsidiary is nor, to the knowledge of Melville or the Company, is any other party thereto in default or breach in any material respect under the terms of any such agreement, contract, commitment, arrangement, lease or plan and to the knowledge of Melville or the Company no event has occurred which constitutes or, with the lapse of time or the giving of notice or both, would constitute such a default or breach by the Company or any Subsidiary (or, to the knowledge of Melville or the Company, any other party thereto) thereunder.

          (c) The Company has made available to Newco true and correct copies of all material agreements entered into by the Company or any Subsidiary since January 1, 1988 relating to the disposition or acquisition of businesses by the Company or any Subsidiary.

          3.12 Litigation. Except as disclosed in Schedule 3.12, there is no claim, action, suit, arbitration, investigation, proceeding or enforcement action pending against, or to the knowledge of Melville or the Company, threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse decision which would have a Material Adverse Effect on the Company, (ii) with respect to litigation filed prior to the date hereof which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, or (iii) if filed after the date hereof, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and which has a reasonable likelihood of success on the merits. To the knowledge of Melville, Schedule
3.12 contains a list of all litigation pending against the Company or any Subsidiary.

          3.13 Compliance with Laws and Court Orders. Neither the Company nor any Subsidiary is in violation of, or has since January 1, 1995 violated, any applicable statute, law, rule, regulation, or ordinance, judgement, injunction, order or decree, except for such violations that have not had and will not have individually or in the aggregate a Material Adverse Effect on the Company and the Subsidiaries. Since January 1, 1995 none of Melville, the Company or any Subsidiary has received notice of any material violation by the Company or a Subsidiary of any applicable statute, law, rule, regulation or ordinance. Neither the Company nor any Subsidiary is in violation of, or has since January 1, 1995 violated any material judgment, ruling, writ, injunction, order or decree of any court or of any governmental agency or instrumentality which apply to the Company or any Subsidiary.

          3.14 Leases. (a) The Company has given Newco a true and complete copy of the Closed Store Leases, the Headquarters Lease, and each Lease, together with all amendments and modifications thereto. Schedule 3.14(a) contains a list of all Stores. Except for any consequence caused by the transactions contemplated hereunder, the Headquarters Lease, each Lease and each such amendment and modification is a valid and binding agreement of the tenant thereunder and is in full force and effect. Except as set forth in Schedule 3.14(a), the Company and the Subsidiaries are not (and, to the knowledge of

Melville and the Company, no other party is) in default in any material respect under the Headquarters Lease or any Lease, and no event or breach has occurred which constitutes or, with the lapse of time or the giving of notice or both, would constitute such a material default by the Company or any Subsidiary thereunder, (or, to the knowledge of Melville or the Company, any other party thereto) other than any default resulting from the transactions contemplated by this Agreement.

          (b) Except as set forth on Schedule 3.14(b), as of the Closing Date, the Company and the Subsidiaries shall have paid to Landlord under the Headquarters Lease and each Lease all monies then due and owing pursuant to the provisions of such Headquarters Lease and Lease other than monies then due and owing in amounts not in excess of $7,500 which the Company or its Subsidiaries deem to be in dispute.

          (c) Except as set forth on Schedule 3.14(c), no leasing commissions are payable by the Company or any Subsidiary in respect of the Closed Store Leases, the Headquarters Lease or any Lease, including if the term of any such lease is extended or renewed or the premises expanded.

          3.15 Properties. (a) All real property owned by the Company or any Subsidiary is listed on Schedule 3.15(a). The Company and the Subsidiaries have good title to the real property listed in Schedule 3.15(a), or in the case of leased property have valid leasehold interests in or the right to use, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date or otherwise used in the operation of the business of the Company or any Subsidiary. As of the Closing, neither Melville nor any Affiliate of Melville will own or have a right to use any of the property described in the immediately preceding sentence.
None of such property or assets and none of such leasehold interest is subject to any Liens, except:

               (i)   Liens disclosed on the Balance Sheet;

               (ii) Liens disclosed in Schedule 3.15(a)(ii) or any other Schedule to this Agreement;

               (iii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

               (iv) Liens on real property (other than Liens securing obligations for borrowed money) which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; or

               (v) Materialmen's, warehouse, landlord's and similar Liens securing obligations that are not due and payable that arise by operation of law in the ordinary course of business.

          (b) Except as disclosed on Schedule 3.15(b), there are no developments affecting any such property or assets (whether real or personal) pending or, to the knowledge of Melville or the Company threatened, which might materially detract from the value of such property or assets or materially interfere with any present or intended use of any such property or assets, other than any such developments affecting leased property resulting from the transactions contemplated by this Agreement.

          3.16  Environmental Matters.  (a)  Except as disclosed in Schedule
3.16:

               (i) No Environmental Claim has been received by the Company or any Subsidiary or, to the knowledge of Melville or the Company, by any person or entity whose liability for such Environmental Claim has or may have been retained or assumed, either contractually or by operation of law, by the Company or any Subsidiary nor, to the knowledge of Melville or the Company, is any such Environmental Claim threatened.

               (ii) No penalty has been assessed against the Company or any Subsidiary with respect to any (A) alleged material violation by the Company or any Subsidiary of any Environmental Law or (B) alleged material failure by the Company or any Subsidiary to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of its business;

               (iii) Neither the Company nor any Subsidiary has violated, or has created any condition that requires any remediation under, any Environmental Laws except for any such violation or condition that would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company and its Subsidiaries, taken as a whole.

               (iv) Neither the Company nor any Subsidiary has generated at or transported from any real property now or previously owned or leased by it any Hazardous Substances which have been transported to or disposed of in any offsite disposal or other facility, except for any such transportation or disposal which would not reasonably be expected to result in a Material Adverse Effect on the Company.

               (v) Without in any way limiting the generality of the foregoing, to the knowledge of Melville or the Company, Schedule 3.16(a) lists (a) all underground storage tanks located on any property presently owned or leased by the Company or any Subsidiary and deposited, placed or buried thereon by, or pursuant to the sole authorization of, the Company or any Subsidiary and (b) all monitoring wells on any property presently owned or leased by the Company or any Subsidiary (regardless of whether such wells are in use) dug or made by, or pursuant to the sole authorization of, the Company or any Subsidiary.

               (vi) To the knowledge of Melville, Melville has made available to Newco all environmental reports and investigations which Melville, the Company or any Subsidiary has obtained since January 1, 1993 with respect to the Headquarters Lease, any Lease or any Closed Store Lease.

          3.17 Intellectual Property. (a) Schedule 3.17 contains a list of all material Intellectual Property Rights owned or licensed and used or held for use by the Company or the Subsidiaries other than Intellectual Property Rights licensed by the Company or a Subsidiary pursuant to customary, non-negotiated licenses of computer software ("Company Intellectual Property Rights"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iii) licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

          (b) (i) Since January 1, 1995, neither the Company nor any Subsidiary has been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified (nor has Melville been notified) of, any alleged claim or infringement by the Company or any Subsidiary of Intellectual Property Rights, and neither Melville nor the Company has knowledge of any other such infringement, (ii) to the knowledge of Melville and the Company, neither the Company nor any Subsidiary is materially infringing on Intellectual Property Rights of others, and (iii) neither Melville nor the Company has knowledge of any continuing infringement by any other Person of any Company Intellectual Property Rights. No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right.

          (c) To the knowledge of Melville or the Company, neither the Company nor any Subsidiary has used or enforced, or failed to use or enforce, any material Company Intellectual Property Right in any manner which limits its validity or could result in its invalidity.

          (d) The Company Intellectual Property Rights constitute all Intellectual Property Rights needed to carry on the businesses of the Company and the Subsidiaries as now conducted, and, except as listed on Schedule 3.17(d), neither Melville nor any of its Affiliates have any rights to or interests in any Company Intellectual Property Rights other than (i) interests which will be transferred to the Company or a Subsidiary of the Company prior to the Closing and (ii) interests identified on Schedule 3.17(d) owned by Melville which will be licensed to the Company at Closing pursuant to royalty-free, perpetual, freely transferable licenses in form and substance reasonably acceptable to Newco. The Company will own or have the right to use all Company Intellectual Property Rights immediately after the Closing.

          3.18 Licenses and Permits. The Company and the Subsidiaries have all licenses, franchises, permits or other similar authorizations affecting, or relating in any way to, the assets of the Company or any Subsidiary or necessary to carry on the business of the Company and its Subsidiaries as now conducted (the "Permits") other than those Permits the Company's failure of which to have would not have a Material Adverse Effect on the Company and the Subsidiaries. Except as disclosed in Schedule 3.18, such Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby except as would not reasonably be expected to have a Material Adverse Effect on the Company.

          3.19 Fixed Assets. All of the Stores are equipped and complete with all fixtures, leasehold improvements, furnishing, machinery, equipment, signs and other tangible personal property reasonably necessary for the operation of the Stores in accordance with the Company's customary business practices. Such assets are in normal working condition consistent with their age and useful lives and shall be in the same condition on the Closing Date, subject to ordinary wear and tear and damage due to fire or other casualty.

          3.20 Insurance. The Company or a Subsidiary or an Affiliate of the Company has in force property and casualty insurance on the real property owned by the Company or a Subsidiary, the Headquarters Lease and each Lease, and all tangible assets owned or leased by the Company or a Subsidiary on a replacement cost basis and general and product liability insurance on the Company and each Subsidiary in the amounts set forth on Schedule 3.20. Set forth on Schedule
3.20 is a true and correct schedule of all such policies. All premiums due and payable as of the date hereof have been paid with respect to such policies.
Schedule 3.20 also sets forth a claims run under such policies as of April 1, 1996. Melville or the Company has delivered or made available to Newco a true and correct copy of each such policy, self-insurance authorization or agreement listed in Schedule 3.20.

          3.21 No Recalls. No products of the Company or any Subsidiary have been recalled voluntarily or involuntarily since January 1, 1995, no recall is being considered by the Company or the Subsidiary and no recall has been requested or ordered by any governmental authority or consumer group.

          3.22 Benefit Plans. Schedule 3.22 contains a list of all Benefit Arrangements and Employee Plans.

          3.23 Accounts; Funds, etc. After the Closing Date, all bank or other depository accounts arising out of, relating to or established for the Company or any Subsidiary shall be held by, and accessible only to, the Company or the relevant Subsidiary.

There are no material powers of attorney in force from the Company or any Subsidiary to Melville or any Affiliate or any director, officer or employee of Melville or any of its Affiliates who is not a Manager or an employee of the Company or any Subsidiary except for agency agreements which will be terminated at or prior to Closing.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF MELVILLE

          Melville represents and warrants to Newco as of the date hereof and as of the Closing Date that, except as disclosed in the Schedules hereto:

          4.1 Corporate Existence and Power. Melville is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all corporate powers and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own the Company Shares and carry on its business as now conducted. Melville has heretofore delivered to Newco true and complete copies of the certificate of incorporation and bylaws of Melville as currently in effect.

          4.2 Corporate Authorization. The execution, delivery and performance by Melville of this Agreement, the Warrant, the Management Warrant, the Security Agreement, each Pledge Agreement, the Registration Rights Agreement and the Escrow Agreement are within Melville's corporate powers and have been duly authorized by all necessary corporate action on the part of Melville. This Agreement constitutes, and the Warrant, the Management Warrant, the Security Agreement, each Pledge Agreement, the Registration Rights Agreement and the Escrow Agreement, when executed and delivered by Melville, will constitute, valid and binding agreements of Melville enforceable in accordance with their terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

          4.3 Governmental Authorization. The execution, delivery and performance by Melville of this Agreement, the Registration Rights Agreement, the Warrant, the Management Warrant, the Security Agreement, each Pledge Agreement and the Escrow Agreement require no action by or in respect of, or filing with, any governmental body, agency or official, except for (i) if required, satisfaction of the requirements of the HSR Act, (ii) compliance with any applicable requirements of the 1934 Act and (iii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Melville and would not impair in any respect the ability of Melville or the Company to consummate the transactions contemplated by this Agreement.

          4.4 Non-Contravention. The execution, delivery and performance by Melville of this Agreement, the Warrant, the Management Warrant, the Security Agreement, each Pledge Agreement, the Registration Rights Agreement and the Escrow Agreement do not and will not (i) violate the Charter or bylaws of Melville or any Melville Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable statute, law, rule, regulation, ordinance, judgment, ruling by a court, writ, injunction, order or decree, (iii) require any consent or other action by, or except as referred to in Section 4.3, any notice to any Person under, constitute a default or create a penalty under, conflict with or give rise to any right of termination, cancellation or acceleration of any right or obligation of Melville, any Melville Subsidiary, the Company or any Subsidiary or to a loss of any benefit to which Melville, any Melville Subsidiary, the Company or any Subsidiary is entitled under, any agreement or other instrument (other than any Lease) binding upon or applicable to Melville, any Melville Subsidiary, the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by Melville, any Melville Subsidiary, the Company or any Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of Melville, any Melville Subsidiary, the Company or any Subsidiary except, in the case of clauses (ii) and (iii) to the extent that any such violation, failure to obtain any such consent or other action, default, conflict, penalty, right or loss, individually or in the aggregate, does not and would not have a Material Adverse Effect on Melville or the Company and would not impair in any respect the ability of Melville or the Company to consummate the transactions contemplated by this Agreement.

          4.5 Ownership of Shares. Melville is the record and beneficial owner of the Company Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and will transfer and deliver to Newco at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction. Upon delivery of the Company Shares hereunder and payment of the consideration therefor pursuant to this Agreement, Newco will be the record and beneficial owner of the Company Shares.

          4.6 Acquisition for Investment. Melville is acquiring the Note, the Warrant, the Management Warrant and, except as contemplated by the Investor Stock Purchase Agreement, the Common Shares and the Preferred Shares hereunder for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Melville (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Note, the Warrant, the Management Warrant, the Common Shares and the Preferred Shares and is capable of bearing the economic risks of such investment.

          4.7 Litigation. There is no claim, action, suit, arbitration, investigation or proceeding or enforcement action pending against, or to the knowledge of Melville, threatened against or affecting, Melville before any court or arbitrator or any governmental body, agency or official, (i) in which there is a reasonable possibility of an adverse decision which would reasonably be expected to have a Material Adverse Effect on the Company, (ii) with respect to litigation filed prior to the date hereof, which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, or

(iii) if filed after the date hereof, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transaction contemplated by this Agreement and which has a reasonable likelihood of success on the merits.

          4.8 Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Melville who might be entitled to any fee or commission from Newco or any of its Affiliates upon consummation of the transactions contemplated by this Agreement. CS First Boston Corporation has been retained by Melville as a finder in connection with the sale of the Company Shares, but Melville shall be responsible for all, and shall hold Newco and its Affiliates (including the Company and the Subsidiaries) harmless against any, payments to CS First Boston Corporation arising from the transfer or sale of the Company Shares or otherwise arising from the consummation of the transactions resulting from this Agreement.

          4.9 Shared Contracts, Other Contracts. Except for the Leases and the Headquarters Lease or as disclosed on Schedule 4.9, neither Melville nor any of its Affiliates is a party to any material contract or agreement relating to the business of the Company or any Subsidiary or any contract providing for shared purchases of assets, goods or services by Melville or any of its Affiliates, on the one hand, and the Company or any Subsidiary on the other hand.

          4.10 Services. Schedule 4.10 sets forth all material services that Melville or any of its Affiliates performs for the Company or any Subsidiary.

          4.11 Nonforeign Certification. Melville is not a "foreign person" within the meaning of Section 1445 of the Code.


                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF NEWCO

          Newco represents and warrants to Melville as of the date hereof and as of the Closing Date that:

          5.1 Existence and Power. Newco is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and has all corporate powers and authority and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Newco has heretofore delivered to Melville true and complete copies of the articles of incorporation and bylaws of Newco as currently in effect.

          5.2 Corporate Authorization. The execution, delivery and performance by Newco of this Agreement, the Note, the Warrant, the Management Warrant, the Registration

Rights Agreement, the Security Agreement, each Pledge Agreement and the Escrow Agreement and the issuance of the Common Shares and the Preferred Shares are within Newco's corporate powers and have been duly authorized by all necessary corporate action on the part of Newco. This Agreement constitutes and the Registration Rights Agreement, the Security Agreement, each Pledge Agreement and the Escrow Agreement when executed and delivered by Newco will constitute valid and binding agreements of Newco enforceable in accordance with their terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. When issued and delivered at Closing in accordance with the terms hereof, each of the Note, the Warrant, the Management Warrant, the Common Shares and the Preferred Shares as of Closing will constitute a valid and binding obligation of Newco enforceable in accordance with their terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

          5.3 Governmental Authorization. The execution, delivery and performance by Newco of this Agreement, the Note, the Warrant and the Management Warrant, the Security Agreement, each Pledge Agreement, the Registration Rights Agreement and the Escrow Agreement, and the issuance of the Common Shares and the Preferred Shares require no action by or in respect of, or filing with (except for filings to perfect security interests created under the Security Agreement), any governmental body, agency or official except for (i) if required, satisfaction of the requirements of the HSR Act, (ii) compliance with any applicable requirements of the 1934 Act, (iii) in the case of the Note, the Warrant and the Management Warrant, compliance with any state or federal securities laws, and (iv) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Newco and would not impair in any respect the ability of Newco to consummate the transactions contemplated by this Agreement.

          5.4 Non-Contravention. The execution, delivery and performance by Newco of this Agreement, the Note, the Warrant, the Management Warrant, the Security Agreement, each Pledge Agreement, the Registration Rights Agreement and the Escrow Agreement, and the issuance of the Common Shares and the Preferred Shares do not and will not (i) violate the Charter or bylaws of Newco or (ii) assuming compliance with the matters referred to in Section 5.3 and the accuracy of the representations of Melville contained in Section 4.6, violate any applicable statute, law, rule, regulation, ordinance, judgment, ruling by a court, writ, injunction, order or decree.

          5.5 Acquisition for Investment. Newco is acquiring the Company Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Newco (either alone or together with their advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Shares and is capable of bearing the economic risks of such investment.

          5.6 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Newco threatened against or affecting, Newco before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse decision which would reasonably be expected to have a Material Adverse Effect on Newco, (ii) with respect to litigation filed prior to the date hereof which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, or (iii) if filed after the date hereof, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and which has a reasonable likelihood of success on the merits.

          5.7 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Newco who might be entitled to any fee or commission from Melville or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

          5.8 Certain Matters Relating to the Warrant and the Management Warrant. When issued upon exercise of the Warrant and the Management Warrant in accordance with their terms, all Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of all Liens and will not be subject to any preemptive or similar rights.

          5.9 Capitalization. (a) The authorized capital stock of Newco consists of 60,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $.01 per share, of which 25,000,000 are undesignated as to class, 15,000,000 are designated as Class A Common Stock, 7,500,000 are designated as Class B Common Stock and 2,500,000 are designated as Class C Common Stock, and of 10,000,000 shares of preferred stock, par value $.01 per share ("Authorized
Preferred Stock"), of which 15,000 are designated as Preferred Stock.   As of
the date hereof, there are no outstanding shares of capital stock of Newco.

          (b) All outstanding shares of Common Stock and Preferred Stock of Newco have been duly authorized and validly issued and are fully paid and non-assessable. Newco has not issued any shares or other capital stock or other voting or equity securities of Newco in violation of any preemptive rights. Except as disclosed in Section 5.9(a) and except (i) for the Common Shares, the Preferred Shares, the Warrant and the Management Warrant to be issued to Melville at Closing as contemplated by this Agreement and (ii) the Management Shares to be issued to the Managers on the Closing Date, there are no outstanding (x) shares of capital stock or voting or equity securities of Newco,
(y) securities of Newco convertible into or exchangeable for shares of capital stock or voting or equity securities of Newco or (z) options, warrants, subscriptions or other rights to acquire from Newco, or commitment or other obligation of Newco to issue, any capital stock, other voting or equity securities or securities convertible into or exchangeable for capital stock or other voting or equity securities of Newco (the items in clauses (x), (y) and (z) being referred to collectively as the "Newco Securities"). There are no outstanding commitments or other obligations of Newco or any Subsidiary to repurchase, redeem or otherwise acquire any Newco Securities except pursuant to the Shareholders Agreement.

          5.10 Financing. Newco has received and furnished copies to Melville of a commitment letter (the "Commitment Letter") from GE Capital dated as of April 29, 1996 pursuant to which GE Capital has committed, subject to the terms and conditions thereof, to enter into a revolving credit agreement with Newco or an Affiliate of Newco and GE Capital as Agent, which commitment letter contemplates that an Affiliate of GE Capital will seek to syndicate the remaining financing needed under such revolving credit agreement. The revolving credit agreement referred to above is referred to herein as the "Financing Agreement," and the financing to be provided thereunder or under any alternative arrangements made by Newco is referred to herein as the "Financing." The Management Disclosure Group believes the aggregate proceeds of the Financing (in the event of a successful syndication) will be in an amount sufficient to carry on the business as now conducted, and to pay all related fees and expenses. As of the date hereof, Newco knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Financing Agreement not being satisfied.


                                   ARTICLE 6

                            COVENANTS OF THE COMPANY

          The Company agrees as follows:

          6.1 Conduct of the Company. Except as otherwise contemplated by this Agreement or the discontinuance of the issuance of lease guarantees by MRC, from the date hereof until the Closing Date, the Company and the Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, from the date hereof until the Closing Date:

               (i) the Company will not adopt or propose, or permit any Subsidiary to adopt or propose, any change in the Charter or bylaws of the Company or any Subsidiary;

               (ii) the Company shall not, and shall not permit any Subsidiary to, enter into the merger or consolidation of the Company or any Subsidiary with any other Person or the acquisition by the Company or any Subsidiary of a material amount of assets of any other Person, other than inventory in the ordinary course of business, or otherwise acquire assets except in the ordinary course of business;

               (iii) the Company and its Subsidiaries shall not sell, lease, license or otherwise dispose of or subject to the imposition of any Lien any material assets or property except (A) pursuant to existing contracts or commitments disclosed in Schedule 3.11 to this Agreement or the non-disclosure of which does not create a misrepresentation under Section 3.11 of this Agreement and (B) in the ordinary course consistent with past practice;

               (iv) the Company and the Subsidiaries will not incur any capital expenditures which, together with all other capital expenditures made since the Balance Sheet Date through June 30, 1996, exceed $3,600,000 in the aggregate;

               (v) the Company and the Subsidiaries will not incur any Indebtedness or create or allow to be created any Liens other than (A) purchase money Indebtedness on tangible personal property and Liens solely on such tangible personal property consistent with past practice and (B) letters of credit in connection with the purchase of inventory;

               (vi) the Company will not permit any material sums or other assets of the Company or any Subsidiary to be paid, as compensation or otherwise to or withdrawn by directors, officers or employees of Melville or any of its Affiliates who are not Managers or employees of the Company or a Subsidiary; and

               (vii) neither the Company nor its Subsidiaries will agree or commit to do any of the foregoing prohibited acts.

          The Company and its Subsidiaries shall not (A) take or agree or commit to take any action that would make any representation or warranty of the Company or Melville hereunder inaccurate in any respect at, or as of any time prior to, the Closing or (B) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

          6.2 Access to Information. From the date hereof until the Closing Date, the Company (i) will give, and will cause each Subsidiary to give, Melville, Newco, their counsel, financial advisors, auditors and other authorized representatives access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, (ii) will furnish, and will cause each Subsidiary to furnish, to Melville, Newco, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request including, allowing such Persons to be present during, and to assist in, the preparation of such financial and operating data at the Company and (iii) will instruct the employees, counsel and financial advisors of the Company and the Subsidiaries to cooperate with Melville and Newco in their investigation of the Company and the Subsidiaries.

          6.3 Notices of Certain Events. The Company shall promptly notify Newco and Melville of:

               (i) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication received from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened prior to the Closing against, relating to or involving or otherwise affecting the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

          6.4 Resignation. At or prior to the Closing Date, the Company will deliver or cause to be delivered to Melville the resignations of all Managers and all employees of the Company and the Subsidiaries who are officers and/or directors of Melville or any Affiliate of Melville.

          6.5 Intercompany Accounts. As of the Closing, no intercompany accounts reflecting intercompany transactions between Melville and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand, will be outstanding and any agreements relating to such intercompany accounts shall have been terminated. As of the Closing, no balance in any intercompany accounts reflecting intercompany transactions between the Company and the Subsidiaries or between Subsidiaries will be outstanding. As of the Closing, the Company shall have no liability for principal and accrued interest under a credit facility dated as of May 1, 1995 of the Company and its Subsidiaries with the Bank of Boston. The Estimated Closing Balance Sheet, the Estimated Closing Working Capital Statement, Estimated Working Capital and Closing Working Capital shall be prepared and calculated after giving effect to the transactions agreed to in this Section 6.5.

          6.6 New Stores. The Company and the Subsidiaries shall proceed with the plans and preparations for new stores and the remodeling of certain existing Stores during calendar year 1996, in the locations and in conformity with the schedule of openings and remodelings disclosed in Schedule 6.6; provided that the covenants contained in Section 6.6 shall be applicable only prior to Closing. The terms and conditions of leases, agreements for the construction, build-out and remodeling shall, to the extent not otherwise agreed to as of the date hereof, be subject to the consent of Melville and Newco, which consent shall not, unless otherwise prohibited by Section 6.1, be unreasonably conditioned, delayed or withheld.

          6.7 Other Offers. From the date hereof until the Closing Date or termination hereof, the Company and the Subsidiaries will not, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal or in any manner discuss, consider or accept any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a business combination involving the Company and the Subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.


                                   ARTICLE 7

                             COVENANTS OF MELVILLE

          Melville agrees as follows:

          7.1 Conduct of the Company. Except as otherwise contemplated by this Agreement or necessary to effectuate the transactions hereunder or cause MRC not to issue any lease guarantees, from the date hereof until the Closing Date, Melville shall use its commercially reasonable efforts to cause the Company and the Subsidiaries to conduct their businesses in the ordinary course consistent with past practice and shall use its best efforts to preserve intact the business organizations and relationships of the Company and the Subsidiaries with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, from the date hereof until the Closing
Date:

               (i) Melville will not adopt or propose any change in the Charter or bylaws of the Company or any Subsidiary;

               (ii) Melville will not cause the Company or any Subsidiary to enter into the merger or consolidation of the Company or any Subsidiary with any other Person or the acquisition by the Company or any Subsidiary of a material amount of assets of any other Person, other than inventory in the ordinary course of business, or otherwise acquire assets except in the ordinary course of business;

               (iii) Melville will not cause the Company and its Subsidiaries to sell, lease, license or otherwise dispose of or subject to the imposition of any Lien any material assets or property except (A) pursuant to existing contracts or commitments disclosed in Schedule 3.11 to this Agreement or the non-disclosure of which does not create a misrepresentation under Section 3.11 of this Agreement, (B) in the ordinary course consistent with past practice and (C) dividends of cash or intercompany receivables between the Company or a Subsidiary, on the one hand, Melville or an Affiliate, on the other hand or between Subsidiaries, or from any Subsidiary to the Company;

               (iv) Melville will not cause the Company and the Subsidiaries to incur any capital expenditures which, together with all other capital expenditures made since the Balance Sheet Date through June 30, 1996, exceed $3,600,000 in the aggregate;

               (v) Melville will not cause the Company and the Subsidiaries to incur any Indebtedness or create any Liens other than (A) purchase money Indebtedness on tangible personal property and Liens solely on such tangible personal property consistent with past practice and (B) letters of credit in connection with the purchase of inventory; or

               (vi) Melville will not cause the Company nor its Subsidiaries to agree or commit to do any of the foregoing prohibited acts.

          Melville will not (A) take or agree or commit to take any action that would make any representation or warranty of Melville hereunder inaccurate in any material respect at, or as of any time prior to the Closing or (B) omit or agree or commit to omit to take any action necessary to prevent such representation or warranty from being inaccurate in any respect at any such time, and will not cause the Company and its Subsidiaries to (x) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Closing or (y) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

          7.2 Access to Information. From the date hereof until the Closing Date, Melville (i) will give, and will cause each Subsidiary to give, Newco, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries and to the books and records of Melville relating to the Company and the Subsidiaries, (ii) will furnish, and will cause each Subsidiary to furnish, to Newco, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request and (iii) will instruct the employees, counsel and financial advisors of Melville to cooperate with Newco in its investigation of the Company and the Subsidiaries.

          7.3 Notices of Certain Events. Melville shall promptly notify Newco of:

               (i) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication received from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

          7.4 Intercompany Accounts. As of the Closing, no intercompany accounts reflecting intercompany transactions between Melville and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand, will be outstanding and any agreements relating to such intercompany accounts shall have been terminated. As of the Closing, no balance in any intercompany accounts reflecting intercompany transactions between the Company and the Subsidiaries or between Subsidiaries will be outstanding. Melville shall take such further action as may be necessary so that the only indebtedness of the Company or any Subsidiary to third parties (including Melville and its Affiliates as third parties) for borrowed money and the only guaranties by the Company or any Subsidiary of, or security on assets of the Company or any Subsidiary for, indebtedness of third parties (including Melville and its Affiliates as third parties) for borrowed money outstanding immediately prior to the Closing will be as described in Schedule 7.4. As of the Closing, the Company shall have no liability for principal and accrued interest under a credit facility dated as of May 1, 1995 of the Company and its Subsidiaries with the Bank of Boston. The Estimated Closing Balance Sheet, the Estimated Closing Working Capital Statement, Estimated Working Capital and Closing Working Capital shall be prepared and calculated after giving effect to the transactions agreed to in this Section 7.4.

          7.5 Other Offers. From the date hereof until the Closing Date or termination hereof, Melville will not, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal or in any manner discuss, consider or accept any Acquisition Proposal.

          7.6 Loss. If any Store or other asset of the Company or any Subsidiary is damaged by fire or other casualty prior to the Closing Date or is condemned in whole or in part, Melville shall assign to Newco all insurance proceeds or condemnation awards, if any, for such Store or other asset which relate to the Store and the assets of the Company and the Subsidiaries. To the extent the Company and the Subsidiaries are self-insured, Melville shall pay to Newco that amount needed to restore the Store and the assets of the Company and the Subsidiaries to the same condition which such Store and such assets were in prior to such casualty; provided that to the extent any such amount is taken into account in connection with the preparation of the calculation of Estimated Working Capital and Closing Working Capital pursuant to Article 2, Melville shall no longer be obligated to pay such amount to Newco pursuant to this
Section 7.6. In addition, to the extent that the proceeds of insurance or such condemnation awards are not sufficient to return a Store to operation, Melville shall pay to Newco, at or prior to Closing, an amount equal to three times the Contribution of such Store but in no event less than $100,000 less the amount of the proceeds of any such insurance or condemnation award and additional payments referred to above in Section 7.6.

          7.7 Confidentiality. From and after the Closing Date, Melville and its Affiliates will hold in confidence and not use, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use, unless compelled to disclose by judicial or administrative process or by other requirements of law (including but not limited to the rules and regulations of the Internal Revenue Service or any comparable foreign or state agency or authority) in which event Melville will, and will cause its Affiliates to, use their commercially reasonable efforts to give sufficient advance notice to Newco and the Company to enable Newco or the Company to attempt to receive appropriate protective orders, all confidential documents and information concerning the Company and the Subsidiaries (including information provided pursuant to Section
6.2 or 7.2), and such information relating to Newco, as may be received from Newco, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Melville or (ii) lawfully acquired after the Closing by Melville from sources other than Newco, the Company or any Subsidiary. Melville shall be liable for any breach by any such Person of such obligations. The obligation of Melville and its Affiliates to hold any such information in confidence shall be satisfied if they use commercially reasonable efforts to preserve the confidentiality of such information.

          7.8 Records. At the Closing or as soon thereafter as practicable, but in no event later than 30 days after the Closing Date, Melville will deliver or cause to be delivered to the Company all corporate records of the Company and its Subsidiaries and all other original agreements, documents, books and records relating solely to the Company or any Subsidiary in the possession of Melville or any of its Affiliates; provided that the Company for a period of five years from the Closing Date shall have reasonable access on reasonable notice to records in the possession of Melville which do not relate solely to the Company or any Subsidiary; provided further that if at any time after such five year period, Melville intends to destroy such records, Melville shall notify Newco in writing of such intention and Newco shall have a period of 30 days from the date of such notice to, at Newco's expense, take possession of such records.

          7.9 Resignations. At or prior to the Closing Date, Melville will deliver or cause to be delivered to Newco the resignations of all officers and directors of the Company and each Subsidiary other than the Managers or any employees of the Company and the Subsidiaries.

          7.10 Audited Financial Statements. As soon as practicable after the Closing, but in no event later than 60 days after the Company delivers the Closing Balance Sheet, Melville will deliver or cause to be delivered to the Company an audited Closing Balance Sheet and the related consolidated statement of income and cash flow therefor for the period from January 1, 1996 through and including the Closing Date, prepared in conformity with generally accepted accounting principles applied on a basis consistent with preparation of the Annual Financials and presented in accordance with Regulation S-X of the 1933 Act.

          7.11 Status of Newco. From the date hereof to the Closing Date, Melville will not take any action to change the composition of the board of directors of Newco unless Newco consents to such change.

          7.12 Insurance. (a) From and after the Closing, Melville shall use commercially reasonable efforts, subject to the terms of Melville's Insurance Policies, as hereinafter defined, to retain the right for claimants against the Company, any Subsidiary or any director, officer or employee of the Company or any Subsidiary to make claims and receive recoveries from insurers (and the right of the Company and its Subsidiaries and directors, officers and employees thereof to reimbursement from the insurer for payment by the Company or any Subsidiary or any director, officer or employee thereof of such claims in the event of coverage disputes), under (i) any workers compensation, commercial general liability, automobile liability, product liability or other liability insurance policies maintained at any time prior to the Closing by Melville or an Affiliate, and (ii) any umbrella policies maintained at or at any time prior to Closing by Melville or an Affiliate relating to matters of the nature covered by such policies described in clause (i) (collectively, "Melville's Insurance Policies"), covering any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of the Company or any Subsidiary that relates to or arises out of occurrences prior to the Closing (an "Insured Claim"), provided that to the extent Melville's Insurance Policies provide for any deductibles, Melville shall be liable for, and shall hold harmless and indemnify the Company and the Subsidiaries against, the portion of any Insured Claim which is subject to such deductible. If any amounts for deductibles under Melville's Insurance Policies are accrued by the Company prior to the Closing, such amounts shall be excluded from the calculation of Estimated Working Capital and Closing Working Capital pursuant to Article 2. Subject to the terms of Melville's Insurance Policies, Melville agrees to use commercially reasonable efforts so that the Company and each Subsidiary shall have the right, power and authority, in the name of Melville or any of its Affiliates, to make directly any request to the insurer for payment of Insured Claims under Melville's Insurance Policies.

          (b) In the event that any legal action, arbitration, negotiation or other proceedings are required for coverage to be asserted against any insurer or on an Insured Claim, in each case against or on behalf of the Company or any Subsidiary or any director, officer or employee of the Company or any Subsidiary, (i) the Company shall, to the extent possible, do so at its own expense, provided that nothing stated herein shall limit the right of the Company or any Subsidiary to the recovery of such expenses under Melville's Insurance Policies or (ii) if the Company is not permitted to assert coverage for an Insured Claim, upon notice from Newco or the Company, Melville or one of its Affiliates shall do so, and, in such event, Newco and the Company shall hold harmless and indemnify Melville and its Affiliates for any reasonable out-of-pocket costs and expenses not recoverable under Melville's Insurance Policies that they may incur because of such action.

          (c) Each of Melville, Newco, the Company and the Subsidiaries shall use its commercially reasonable efforts to cooperate fully and to cause its Affiliates to cooperate fully with the others in making requests and asserting obligations of insurers for payment of Insured Claims against or on behalf of the Company and the Subsidiaries or any director, officer or employee of the Company or any Subsidiary under Melville's Insurance Policies.

          7.13 Termination of Agency Agreement. Melville shall cause Melville Equipment Leasing Corp. and the Company to terminate the Agency Agreement between them dated as of December 29, 1995.


                                   ARTICLE 8

                               COVENANTS OF NEWCO

          Newco agrees that:

          8.1 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Newco and its Affiliates will hold in confidence and not use, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not to use, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Melville, the Company or any Subsidiary furnished to Newco or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Newco,
(ii) in the public domain through no fault of Newco or (iii) later lawfully acquired by Newco from sources other than Melville or the Company or any Subsidiary and except that such Person may use such information for purposes relating to consummation of the transactions contemplated hereby; provided that Newco may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents and the Managers in connection with the transactions contemplated by this Agreement and to its potential lenders and to potential purchasers of Common Shares and Preferred Shares of Newco in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Newco of the confidential nature of such information and are directed by Newco to comply with the foregoing obligations. Newco shall be liable for any breach by any such Person of such obligations. The obligation of Newco and its Affiliates to hold any such information in confidence shall be satisfied if they use commercially reasonable efforts to preserve the confidentiality of such information. If this Agreement is terminated, Newco and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents and the Managers to, destroy or deliver to Melville, upon request, all documents and other materials, and all copies thereof, obtained by Newco or its Affiliates or on their behalf from Melville or the Company or any Subsidiary in connection with this Agreement that are subject to such confidence.

          8.2 Access. On or after the Closing Date until the Note Repayment Date, Newco (i) will give, and will cause the Company and each Subsidiary to give, Melville, its counsel, financial advisors, auditors and other authorized representatives access upon reasonable notice during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries and to the books and records of Newco, relating to the Company and the Subsidiaries, (ii) will furnish, and will cause the Company and each Subsidiary to furnish, to Melville, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Newco, the Company or any Subsidiary as such Persons may reasonably request and (iii) will instruct the employees, counsel and financial advisors of the Company and the Subsidiaries to cooperate with Melville in obtaining information concerning the Company and the Subsidiaries.

          8.3 Notices of Certain Events. Newco shall promptly notify Melville of:

               (i) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication received from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Newco that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
     Section 5.6 or that relate to the consummation of the transactions contemplated by this Agreement.

          8.4 Warrant Shares Reserved for Issuance. Newco shall at all times cause sufficient authorized shares of its common stock to be reserved for issuance of Warrant Shares upon exercise of the Warrant and the Management Warrant.

          8.5 Delivery of Information Following Closing. So long as any principal amount of or interest on the Note remains unpaid or the Warrant has not been exercised in respect of all Warrant Shares issuable thereunder or the Management Warrant has not been exercised in respect of all Warrant Shares issuable thereunder (or the number of shares issuable thereunder has not been reduced to zero):

               (i) Newco shall deliver to Melville copies of all financial statements, reports and compliance certificates required to be delivered by Newco to any of its lenders or all securityholders on the same day of delivery thereof to such lenders or securityholders;

               (ii) Newco shall promptly notify Melville of any default by Newco under any credit agreement, indenture or other agreement or instrument relating to or governing any indebtedness for borrowed money or other material obligation of Newco except as would not have a Material Adverse Effect on Newco or the Company; and

               (iii) Newco shall cause its senior management and senior management of the Company to be available to Melville at such times and from time to time as Melville may reasonably request upon reasonable notice in connection with the transactions contemplated hereby and to discuss the business and affairs of Newco, the Company and their respective Affiliates.

          8.6 Shareholders Agreement. Newco will not amend, alter or repeal any of the provisions of the Shareholders Agreement as long as the Warrant is outstanding without the consent of Melville which consent shall be exercised in the reasonable judgment of Melville.

          8.7 Indenture. Newco agrees that, at the request of Melville, Newco will cooperate in preparing and will execute an indenture relating to the Note (prepared at Melville's expense, including the payment by Melville of the reasonable attorneys' fees of Newco's counsel and accountants) in a form reasonably satisfactory to Newco.

          8.8 Articles of Incorporation. Newco shall file the Articles of Incorporation prior to the Closing Date.


                                   ARTICLE 9

                 COVENANTS OF NEWCO, MELVILLE, AND THE COMPANY

          Newco, Melville, and the Company, as the case may be, agree as follows:

          9.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Newco, Melville and the Company will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement (including using commercially reasonable efforts to obtain Financing on terms reasonably satisfactory to Newco); provided that nothing stated herein shall require Melville, the Company or Newco to make any payment to obtain any consent or Permit that is a condition to consummating this Agreement. Melville, Newco and the Company agree, and Newco, after the Closing, agrees to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

          9.2 Certain Filings. Newco, Melville, and the Company shall cooperate and Newco, after the Closing, will cause the Company to cooperate, with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. All filing fees required under the HSR Act shall be paid by Melville at the time of the filing thereunder if such a filing is required under the HSR Act.

          9.3 Public Announcements. Newco, Melville and the Company agree not to issue and Newco, after the Closing, will cause the Company not to issue, any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the approval of the other, which approval shall not be unreasonably withheld, and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to receipt of such approval; provided that Newco may make any public statement without the prior approval of Melville after the Closing, if such public statement is made in connection with an offering of securities and is required, in Newco's reasonable judgment, to be made under the 1933 Act or the 1934 Act.

          9.4 Designated Closed Store Leases and Excluded Subsidiaries. Prior to the Closing Date, Melville shall cause the Designated Closed Store Leases and the Excluded Subsidiaries to be contributed, distributed or otherwise transferred or assigned to Melville or one of its Affiliates; provided that, to the extent any such contribution, distribution, transfer or assignment is prohibited by a judgment, injunction, order or decree or by applicable law, Newco and Melville shall use their best efforts to implement any lawful arrangement designed to effect the intent of such parties hereunder.

          9.5 Certain Matters Relating to Lease Consents. (a) If prior to the first anniversary of the Closing Date, neither Melville nor Newco has received any written notice from a lessor or sublessor or other party entitled to give such notice on behalf of either (a "Landlord") under a Lease for any Store indicating that a consent or other approval (a "Consent") of such Landlord is required under such Lease in connection with the transactions contemplated by this Agreement or that any of such transactions are prohibited by or otherwise violate any of the provisions of such Lease (a "Violation"), a Consent shall be deemed to have been delivered with respect to such Lease (a "Delivered Lease"). If prior to such first anniversary Melville, Newco, the Company or any Subsidiary has received any such written notice from a Landlord, such Lease shall not be considered a Delivered Lease until (a) two years have elapsed from the Closing Date without the commencement of legal proceedings by such Landlord against Melville, Newco, the Company or any Subsidiary resulting from the transactions contemplated by this Agreement or (b) such Landlord withdraws its objections in writing or legal proceedings having been commenced within two years after the Closing Date are discontinued with prejudice or otherwise resolved against such Landlord without further right of appeal on the part of such Landlord. If legal proceedings are commenced against Melville, Newco, the Company or any Subsidiary regarding any such Consent or Violation within two years of the Closing Date, Newco shall be responsible for defending such action and Newco and Melville shall share equally the cost and expense of such defense, including attorney fees of counsel to Newco reasonably acceptable to Melville. If legal proceedings are commenced against Melville, Newco, the Company or any Subsidiary regarding any such Consent more than two years after the Closing Date, Newco shall be responsible for defending such action at Newco's sole cost and expense.

          (b) Melville's liability to Newco for each Terminated Lease shall, notwithstanding any provision in this Agreement to the contrary, be no more than and no less than three times the Contribution of such Terminated Lease but in no event less than $100,000 (the "Store Contribution"); provided that the payment in this sentence is the sole payment required related to Terminated Leases. If Newco, the Company or any Subsidiary cannot take or maintain possession of a Store as of the Closing Date as a result of an injunction or restraining order concerning or resulting from the sale of the Company Shares to Newco pursuant to this Agreement and such injunction or order is later lifted prior to the first anniversary of the Closing Date, such Lease will no longer be a Terminated Lease and Newco shall, within five business days after such injunction or order is lifted, pay in cash to Melville, if such injunction or order is lifted prior to November 1, 1996, an amount equal to the payment received by Newco from Melville pursuant to this Section 9.5(b) or, if such injunction or order is lifted between November 1, 1996 and the day prior to the first anniversary of the Closing Date, an amount equal to half of the payment received by Newco from Melville pursuant to this Section 9.5(b), provided that if such injunction or order is not lifted prior to November 1, 1996, but is lifted prior to the first anniversary of the Closing Date, as a result of Newco's or the Company's failure to cooperate in any proceeding or action relating to such injunction or order, Newco shall pay Melville an amount equal to the payment received by Newco from Melville pursuant to this Section 9.5(b). For each Lease determined to be a Terminated Lease, Melville shall, within five business days after Newco, the Company or any Subsidiary has vacated the Store pertaining to such Terminated Lease, pay in cash to Newco an amount equal to the Store Contribution of such Lease.

          (c) (i) Except as otherwise provided in this Agreement, Newco's only obligation with respect to a Terminated Lease which becomes a Terminated Lease as of the Closing Date shall be to accept delivery of the inventory from the Store relating to such Terminated Lease; provided that the cost of shipping such inventory from the Store subject to the Terminated Lease to Newco shall be shared equally between Melville and Newco.

               (ii) Except as otherwise provided in this Agreement, Newco's only obligations with respect to a Terminated Lease which the Company or a Subsidiary must vacate after the Closing Date shall be (A) to remove the inventory from the Store relating to such Terminated Lease and (B) deliver possession of such Store to Landlord as soon as practicable, broom clean and in a condition substantially equivalent to the condition in which such Store was in at Closing.

          (d) If, at any time subsequent to the Closing Date, any Landlord provides as a condition to the delivery of a Consent with respect to the applicable Lease (other than a Delivered Lease) (i) a Release Payment or (ii) a Rent Increase, Melville shall, upon written notice thereof delivered to Melville by Newco at any time within 30 days following the date Newco, the Company or any Subsidiary enters into an agreement (including but not limited to any amendment to such Lease or a new lease which replaces such Lease) with such Landlord providing for such Release Payment or such Rent Increase, as the case may be, pay to Newco in cash an amount equal to (x) in the case of a Release Payment, 50% of such Release Payment, or (y) in the case of a Rent Increase, 50% of the present value (applying a discount rate of 10%) of the Rent Increase for the remainder of the current term of the applicable Lease exclusive of any options contained in such Lease; provided that, in the event of a Rent Increase resulting from an increase in the Original Percentage Rent, for purposes of the calculation in this clause (y), the amount of such Rent Increase shall be deemed to be equal to the difference in rent that would have been payable for the most recent 12-month period ending prior to the Closing Date had such increase in Original Percentage Rent been in effect under such Lease. In no event shall the amount required to be paid by Melville pursuant to this Section 9.5(d) exceed the Store Contribution of the applicable Lease. Upon payment by Melville of any amount required to be paid by it pursuant to this Section 9.5(d) with respect to any Lease, such Lease shall be deemed to be a Delivered Lease and Melville shall have no further obligation of any kind whatsoever with respect to such Lease.

          (e) (i) If, at any time prior to the Closing Date, any Landlord provides as a condition to the delivery of a Consent with respect to the applicable Lease (other than a Delivered Lease) (A) a Release Payment or (B) a Rent Increase, Melville shall obtain the consent of Newco prior to causing the Company or any Subsidiary to enter into an agreement (including but not limited to any amendment to such Lease or a new lease which replaces such Lease) with such Landlord providing for such Release Payment or such Rent Increase, as the case may be, which consent of Newco shall not be unreasonably conditioned, delayed or withheld; provided that if Newco does not so consent, the applicable Lease shall be deemed to be a Terminated Lease. Melville may otherwise enter into, or cause the Company or any Subsidiary to otherwise enter into, any such agreement with any Landlord to obtain the Consent of such Landlord with respect to the applicable Lease, so long as such agreement does not provide for a Release Payment or a Rent Increase, and such Lease shall be deemed to be a Delivered Lease.

               (ii) If Newco consents to such Release Payment or such Rent Increase, as the case may be, Melville shall, on the Closing Date, pay to Newco in cash an amount equal to (A) in the case of a Release Payment, 50% of such Release Payment or (B) in the case of a Rent Increase, 50% of the present value (applying a discount rate of 10%) of the Rent Increase for the remainder of the current term of the applicable Lease; provided that, in the event of a Rent Increase resulting from an increase in the Original Percentage Rent, for purposes of the calculation in this clause (B), the amount of such Rent Increase shall be deemed to be equal to the difference in rent that would have been payable for the most recent 12-month period ending prior to the Closing Date had such increase in Original Percentage Rent been in effect under such Lease. Upon payment by Melville of any amount required to be paid by it pursuant to this Section 9.5(e)(ii) with respect to any Lease, such Lease shall be deemed to be a Delivered Lease and Melville shall have no further obligation of any kind whatsoever with respect to such Lease.

          (f) Each of Newco and Melville agree to keep the other generally apprised of the status of any matters that are the subject of this Section 9.5.

          9.6 Guarantee Arrangements. Subject to the terms and conditions of this Agreement, Newco, Melville and the Company will use commercially reasonable efforts to take, and Newco, after the Closing, will cause the Company to use commercially reasonable efforts to take, or cause to be taken, all actions and to use commercially reasonable efforts to do, or cause to be done, all things necessary or desirable to cause the Company, or an Affiliate of the Company (other than any Manager or Investor or any Affiliate who is an individual) acceptable to Melville, the Company and Newco, to be substituted for MRC as the guarantor of the Headquarters Lease and the Leases to the extent permitted under the Financing; provided that nothing stated herein shall require Melville, the Company or Newco to make any payment (other than incidental postage and office expenses) to obtain such substitution. Melville, Newco and the Company agree, and Newco, after the Closing, agrees to cause the Company and each Subsidiary, to execute and deliver such documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement such substitution, subject to the proviso in the immediately preceding sentence.

          9.7  Shared Contracts.  With respect to the shared contracts listed on
Schedule 4.9, if requested by Newco, Melville, Newco and the Company each agree to use commercially reasonable efforts following the Closing to separate such contracts or otherwise provide that the respective obligations of Melville and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, with respect thereto shall reflect their respective benefits under such contracts and that their respective benefits under such contracts after the Closing shall be based upon their respective use of such assets, goods and services covered by such contracts in the ordinary course of business.

                                  ARTICLE 10

                                  TAX MATTERS

          10.1 Tax Representations. Melville and the Company each represent and warrant to Newco as of the date hereof and as of the Closing Date that, except as set forth in the Balance Sheet (including the notes thereto) or on
Schedule 10.1, to Melville's or the Company's knowledge, as the case may be (with respect to the Company and the Subsidiaries), (i) all material Returns required to be filed on or before the date hereof with respect to any Pre-Closing Tax Period by, or with respect to, the Company or any Subsidiary have been duly and timely filed (taking into account any extensions); (ii) no position is reflected in a Return referred to in clause (i) for which the applicable limitation period has not expired (and for which a closing agreement has not been entered into) which (A) was not, at the time such Return was filed, supported by substantial authority (as determined for purposes of Section 6662 of the Code, or any predecessor provision, and any comparable provisions of applicable foreign, Federal, state, or local tax statutes, rules or regulations) and (B) would have a Material Adverse Effect on the Company if decided against the taxpayer; (iii) all Taxes shown as due and payable on any Return have been timely paid, withheld or provision has been made therefor; and (iv) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company or any Subsidiary in respect of any material Tax; (v) there has been no waiver or extension of any applicable statute of limitations period for the assessment or collection of any Taxes, which period (after giving effect to such waiver or extension) has not yet expired; (vi) there are no requests for rulings, subpoenas or information pending with respect to any matter relating to Taxes; (vii) any adjustment of Taxes made by the Internal Revenue Service in any examination which is required to be reported to state, local, foreign or other taxing authorities has been so reported, and any additional Taxes due with respect thereto have been paid;
(viii) no power of attorney has been granted by the Company and/or any Subsidiary, and is currently in force, with respect to any matter relating to Taxes; (ix) neither Melville nor any of its Affiliates has made with respect to the Company or any Subsidiary, or any property held by the Company or any Subsidiary, any consent under Section 341(f) of the Code; (x) no property of the Company or any Subsidiary is "tax exempt use property" within the meaning of
Section 168(h) of the Code; (xi) neither the Company nor any Subsidiary is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; and (xii) neither the Company nor any Subsidiary is a party to any agreement that has resulted in or could result in an obligation to make payments that would not be deductible under Section 280G of the Code.

          10.2 Tax Covenants. (a) Melville and Newco agree to make a timely, complete and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction (other than the United Kingdom or any other jurisdiction outside of the United States) with respect to the Company and each of the Subsidiaries (the "Section 338(h)(10) Election"), and to file such election in accordance with applicable regulations. Melville and Newco agree to cooperate (and cause their respective subsidiaries to cooperate) in all respects for the purpose of effectuating a timely and complete Section 338(h)(10) Election, including without limitation, the execution and filing of any forms or returns. The Section 338(h)(10) Election shall properly reflect the Price Allocation (as hereinafter defined). Within 150 days after the Closing Date, Newco shall deliver to Melville an allocation of the modified ADSP (as such term is defined in Treasury Regulations
Section 1.338(h)(10)-1), excluding any selling costs described in Treasury Regulations Section 1.338(h)(10)-1(f)(4)(ii) among the assets of the Company and the Subsidiaries in accordance with the Treasury regulations promulgated under
Section 338(h)(10). Melville shall have the right to review the Allocation Statement. If within 30 days after receipt of the Allocation Statement Melville notifies Newco in writing that Melville disagrees with a material item reflected in the Allocation Statement because the proposed treatment of such item could have an adverse effect on the Tax liability, or any Tax attribute that could reduce the Tax liability of Melville or any of its Affiliates, Newco and Melville will negotiate in good faith to resolve such dispute. If Newco and Melville fail to resolve such dispute within 30 days, it shall be resolved by a nationally recognized independent accounting firm chosen and mutually acceptable to both Newco and Melville (the "Tax Accountants"). The costs, fees and expenses of such firm shall be borne equally by Newco and Melville. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution and shall be the "Price Allocation" which shall be binding on the parties hereto. Melville and Newco agree to act in accordance with the Price Allocation in the preparation and filing of any Return.

          (b) Newco covenants that it will not, nor will it cause or permit the Company, any Subsidiary or any Affiliate of Newco (i) to take any action on the Closing Date other than in the ordinary course of business or as contemplated by this Agreement, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability of the Melville Group or to any loss of Melville or the Melville Group under this Agreement, (ii) to make or change any Tax election (other than the making of the Section 338(h)(10) Election), amend any Return or take any position on any Return that results in any increased Tax liability or reduction of any Tax attribute that could reduce the Tax liability of the Melville Group, provided that it is agreed that the foregoing covenant shall not preclude Newco from making Tax elections on or amending or taking a position on any Federal Income Tax Return for a Post-Closing Tax Period or any other Tax Return that does not include days in the Pre-Closing Tax Period, (iii) to liquidate or merge Newco into another entity for a period of two years following the Closing Date, provided that during such two-year period Newco may be liquidated or merged into an unrelated corporation if, and only if, such liquidation or merger is effected pursuant to the acquisition of Newco by such corporation and none of the Managers or Investors has ever had nor will have any affiliation other than as a non-officer employee (other than ownership of less than 1% of its outstanding capital stock by any Managers and Investors in the aggregate) with such corporation prior to its acquisition of Newco, (iv) to liquidate or merge the Company, or any entity into which the Company has been liquidated or merged, into Newco for a period of two years following the Closing Date or (v) to sell, convey, exchange or otherwise transfer

(including by merger or liquidation) all or substantially all of the property or assets of the Subsidiaries of the Company, taken as a whole, to or with Newco for a period of two years following the Closing Date. Newco agrees that Melville is to have no liability for any Tax resulting from any action, referred to in the preceding sentence, of the Company, Newco or any Affiliate of Newco, and agrees to indemnify and hold harmless Melville and its Affiliates against any such Tax and any liabilities and expenses (including without limitation reasonable expenses of investigation and reasonable accountants' and attorneys' fees and expenses) (any such liability or expense referred to herein as a "Loss") incurred in connection therewith. Melville agrees to give prompt notice to Newco of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this Section 10.2(b). Newco may participate in and assume the defense of any such suit, action or proceeding at its own expense. If Newco assumes such defense, Melville shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Newco. Whether or not Melville chooses to defend or prosecute any claim, the parties hereto shall cooperate in the defense or prosecution thereof. Newco represents that it has no present intention, nor does it have any present intention to cause or permit (i) the merger or liquidation of Newco into another entity, (ii) the liquidation or merger of the Company, or any entity into which the Company has been liquidated or merged, into Newco, or (iii) the sale, conveyance, exchange or other transfer (including by merger or liquidation) of all or substantially all of the property or assets of the Subsidiaries of the Company, taken as a whole, to or with Newco, and Newco represents further that there are no present negotiations, offers or communications with or from any Person regarding the acquisition of Newco following its acquisition of the Company Shares (other than pursuant to the Investor Stock Purchase Agreement) by such Person, or an Affiliate, joint venturer, partner or relative of such Person, or by any other Person if such Person is acting (formally or informally, for compensation or otherwise) as an accountant, advisor, agent, attorney, banker, broker, dealer, facilitator, finder, intermediary, investment banker or in any other similar type of capacity.

          (c) Newco shall promptly pay or shall cause prompt payment to be made to Melville of all refunds of Taxes and interest thereon received by, or credited to the Tax liability of, Newco, any Affiliate of Newco, the Company, or any Subsidiary attributable to Taxes paid by Melville, the Company or any Subsidiary (or any predecessor or Affiliate of Melville) with respect to any Pre-Closing Tax Period and not reflected on the Working Capital Balance Sheet. If a state does not recognize the Section 338(h)(10) Election, Newco may carry back any losses from a Post-Closing Tax Period to a Pre-Closing Tax Period and, if the relevant return does not include Melville or any of its Affiliates, including all corporations (other than Newco, the Company or any Subsidiary) that were Affiliates of Melville during any Pre-Closing Tax Period, Newco shall be entitled to any refunds and interest thereon resulting from such carryback.

          (d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this

Agreement (including any New York State Real Property Transfer Gains Tax, New York State Real Estate Transfer Tax, New York City Real Property Transfer Tax and any similar tax imposed by any Taxing Authority) ("Transfer Taxes") shall be borne and paid by Melville, and Melville will, at its own expense, file all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Newco will, and will cause its Affiliates and, effective upon the Closing, the Company and its Subsidiaries to, join in the execution of any such Returns and other documentation.

          (e) Melville shall include the income of the Company and the Subsidiaries in Melville's federal consolidated Income Tax Return, and shall file all state, foreign and local Income Tax Returns of the Company and the Subsidiaries, for all tax periods ending on or before the Closing Date and shall be responsible for remitting all Income Taxes reflected on such Income Tax Returns. Melville shall also prepare or cause to be prepared and file or cause to be filed all Miscellaneous Tax Returns due on or before the Closing Date (taking into account extensions) and shall be responsible for remitting all Miscellaneous Taxes reflected on such Miscellaneous Tax Returns.

          (f) With respect to Income Tax Returns for the Tax period ending on the Closing Date, Newco shall cause the Company and the Subsidiaries to prepare and provide to Melville one or more packages of information materials as are reasonably necessary for the purpose of preparing each such Income Tax Return (the "Tax Packages"). Each Tax Package shall be completed in all material respects in accordance with the standards that Melville has established for its other subsidiaries. Newco shall use commercially reasonable efforts to deliver the Tax Packages to Melville as soon as practicable after the Closing Date, but in no event later than the date that is five months after the Closing Date. Within 30 days after the filing of such Income Tax Returns, Melville shall provide Newco with copies of each separate company pro forma Income Tax Return and any other Income Tax Return pertaining exclusively to the Company and the Subsidiaries.

          (g) Newco shall prepare and file, or cause to be prepared and filed, on a timely basis all Income Tax Returns required to be filed by the Company and each Subsidiary for any Tax period of the Company or any Subsidiary that includes (but does not end on) the Closing Date and all Miscellaneous Tax Returns due after the Closing Date (taking into account extensions) and shall be responsible for remitting all Taxes reflected on such Returns. Any such Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be submitted by Newco to Melville (together with schedules, statements and, to the extent requested by Melville, supporting documentation) at least 40 days prior to the due date (including extensions) of such Return. Melville shall have the right to review all work papers and procedures used to prepare any such Return. If Melville, within 15 business days after delivery of any such Return, notifies Newco in writing that it objects to any items in such Return, the parties shall proceed in good faith to resolve the disputed items and, if they are unable to do so within 10 business days, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Return) by the Tax Accountants; provided that if the Tax

Accountants shall determine that two or more alternative positions with respect to the matter in question are equally supported by applicable law, the party that is liable for such item under Section 10.5(a) shall determine which position shall be taken on the relevant Return. Upon resolution of all disputed items, the relevant Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of the Tax Accountants shall be borne equally by Newco and Melville.

          10.3 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (written or unwritten, formal or informal) between the Company or any Subsidiary, on the one hand, and Melville or any of its Affiliates, on the other hand, shall terminate as of the Closing Date. After such date neither the Company, any Subsidiary, Melville nor any Affiliate of Melville shall have any further rights or liabilities thereunder.

          10.4 Cooperation on Tax Matters. Newco and Melville agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to the relevant portions of any books and records) and assistance relating to the Company and the Subsidiaries as is reasonably necessary for the filing of any Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Newco and Melville agree to retain or cause to be retained all books and records pertinent to the Company and the Subsidiaries until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. The Company agrees to give Melville reasonable notice prior to transferring possession of, discarding or destroying any such books and records relating to tax matters and, if Melville so requests within 30 days after receiving such notice, the Company shall allow Melville to take possession of such books and records. Newco and Melville shall cooperate with each other in the conduct of any audit or other proceedings involving the Company for any tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

          10.5 Indemnification by Melville. (a) Melville hereby indemnifies Newco against and agrees to hold it harmless from any (i) Income Tax of the Company or any Subsidiary with respect to any Pre-Closing Tax Period, including as transferee or successor, (ii) liability of the Company, any Subsidiary or Newco under Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or foreign law) for Income Taxes with respect to any Pre-Closing Tax Period, (iii) Tax attributable to the Section 338(h)(10) Election, other than any Tax on Newco, the Company or the Subsidiaries for a Post-Closing Tax Period which results from the Price Allocation, (iv) Transfer Taxes, (v) Tax other than Income Taxes and Transfer Taxes ("Miscellaneous Taxes") with respect to any Pre-Closing Tax Period, but only to the extent the amount payable exceeds the amount reflected on the Closing Balance Sheet for Miscellaneous Taxes, (vi) Damages (as defined in Article 13) arising out of any misrepresentation or breach of warranty made by Melville pursuant to this Article 10 or any breach of covenant or agreement to be performed by Melville pursuant to this Article 10, or (vii) Loss, arising out of or incident to the imposition, assessment or assertion of any Tax specified in clause (i), (ii), (iii), (iv),
(v) or (vi) above, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of such tax, in each case incurred or suffered by Newco, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary (the sum of (i), (ii), (iii), (iv), (v) or (vi) being referred to as a "Tax Loss"); provided, that Melville shall have no liability for the payment of any loss attributable to or resulting from any action described in Section 10.2(b) hereof and provided further that, notwithstanding anything to the contrary in this Section 10.5(a), Newco shall not be entitled to recover more than once for any Tax indemnified under this Section 10.5(a).

          (b) For purposes of this Section 10.5, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the Pre-Closing Tax Period shall (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.
Any credits relating to a tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Subsidiaries.

          (c) Melville shall pay Newco the amount of any Tax Loss for which Melville is responsible pursuant to this Section 10.5 not later than 30 days after receipt by Melville of written notice from Newco stating that any Tax Loss has been paid by Newco, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary and the amount thereof and of the indemnity payment requested; provided, that Melville's share of Taxes payable with respect to Income Tax Returns governed by Section 10.2(g) shall be paid five days prior to the time the Company is required by law to remit such Taxes and Melville's share of Taxes payable with respect to Miscellaneous Tax Returns governed by
Section 10.2(g) shall be paid at any time prior to the time the Company is required by law to remit such Taxes.

          (d) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 10.5 is asserted in writing against Newco, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary, Newco shall notify Melville of such claim or demand within 10 days of receipt thereof, or such earlier time that would allow Melville to timely respond to such claim or demand, and shall give Melville such information with respect thereto as Melville may request; provided, however, that failure to give a timely notice under this Section 10.5 shall not limit the indemnification obligations of Melville hereunder except to the extent that delay in giving, or failure to give, such notice prejudices Melville's ability to defend against any Tax claim or demand. Melville may, at its own expense, participate in and, upon notice to Newco, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit); provided, however, that Melville will not settle or compromise any such controversy without Newco's consent if the settlement or compromise would have a Material Adverse Effect on any Tax Return of Newco, the Company or any Subsidiary. Notwithstanding the foregoing, Melville may discharge, at any time, its indemnification obligation under this Section 10.5 by paying to Newco the amount of the applicable Tax Loss, calculated on the date of such payment. Notwithstanding the foregoing, Melville shall not permit any Lien that materially interferes with the operations of Newco, the Company or any Subsidiary to be created or continued upon any property or any of the assets of Newco, the Company or any Subsidiary in relation to such a controversy or otherwise act so as to materially interfere with the operations of Newco, the Company or any Subsidiary in connection with such a controversy. Whether or not Melville chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

          (e) Melville shall not be liable under this Section 10.5 for (i) any Tax the payment of which was made without Melville's prior written consent, provided that such consent is not unreasonably withheld, or (ii) any settlements effected without the consent of Melville, provided that such consent is not unreasonably withheld, or resulting from any claim, suit, action, litigation or proceeding in which Melville was not permitted an opportunity to participate.

          10.6 Indemnification by Newco. Newco hereby indemnifies Melville against and agrees to hold it harmless from (i) any Taxes and Loss for which Newco is responsible and (ii) Damages (as defined in Article 13) arising out of any misrepresentation or breach of warranty made by Newco pursuant to this
Article 10 or any breach of covenant or agreement to be performed by Newco pursuant to this Article 10.

          10.7 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 10 shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

          10.8 Employee Plans and Benefit Arrangements Notwithstanding anything in this Article 10 to the contrary, Article 11 (and not Article 10) shall govern matters concerning Employee Plans and Benefit Arrangements.

                                   ARTICLE 11

                        EMPLOYEES AND EMPLOYEE BENEFITS

          11.1 Employees. With respect to each individual who, as of the Closing Date, is employed (including persons absent from active service by reason of Short Term

Disability, as hereinafter defined, or absence not relating to disability, whether paid or unpaid) by the Company or any Subsidiaries ("Transferred Employees"), Newco shall cause the Company to continue the employment of each Transferred Employee on the Closing Date, provided that nothing stated herein shall limit the right of the Company or any Subsidiary to terminate the employment of any Transferred Employee following the Closing Date or to reduce or otherwise modify the position, responsibilities, compensation or benefits of any Transferred Employee at any time, and provided further that an individual who is employed as of the Closing Date by the Company or any Subsidiaries, but on such date is absent from active service and is receiving Long Term Disability Benefits (as hereinafter defined) shall not be considered a Transferred Employee. The employee benefit plans and arrangements maintained by Newco shall give full service credit for purposes of eligibility and vesting (and in connection with any such severance or vacation plan or policy, for purposes of determining the level of benefit) for any service on or prior to the Closing Date of a Transferred Employee with Melville, the Company and the Subsidiaries. For purposes of this Agreement, (i) "Short Term Disability" shall mean a condition with respect to which an employee is receiving benefits, as of the Closing Date, under either the Melville Short Term Disability Plan or the Melville Salary Continuation Plan, and (ii) "Long Term Disability Benefits" shall mean benefits under the Melville Long Term Disability Plan.

          11.2 Qualified Plans. (a) Melville shall retain all liabilities and obligations in respect to benefits accrued by Transferred Employees under Melville's ESOP. Melville shall cause each Transferred Employee to become 100% vested in the employee's account in Melville's ESOP as of the Closing Date. As soon as practicable after the Closing Date, Melville shall take such action as may be necessary, if any, to permit each Transferred Employee to exercise his rights under Melville's ESOP to effect an immediate distribution of such Transferred Employee's full account balances under Melville's ESOP or to effect a tax-free rollover of the taxable portion of the account balances into an eligible retirement plan (within the meaning of Section 401(a)(31) of the Code, a "Direct Rollover") maintained by Newco or a Subsidiary of Newco (the "Newco Plan") or to an individual retirement account. Melville and Newco shall work together in order to facilitate any such distribution or rollover and to effect a Direct Rollover for those participants who elect to roll over their account balances directly into the Newco Plan; provided that nothing contained herein shall obligate the Newco Plan to accept a Direct Rollover in a form other than cash.

          (b) On the Closing Date, or as soon as practicable thereafter, Newco shall establish or designate the Newco Plan in order to accommodate the Direct Rollovers described above and shall take all action necessary, if any, to qualify the Newco Plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental authorities required to be made by it in connection with any Direct Rollover.

          (c) As soon as practicable after the Closing Date, Newco shall establish or designate an individual account plan (the "Successor Individual Account Plan") for the benefit of Transferred Employees, shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below. Melville shall cause each Transferred Employee to be 100% vested in the employee's account balance under Melville's 401(k) Profit Sharing Plan as of the Closing Date. No later than the date of the transfer described herein, Melville shall make all applicable 401(k), profit sharing, matching contributions and qualified non-elective contributions payable under Melville's 401(k) Profit Sharing Plan with respect to Transferred Employees for periods on or prior to the Closing Date. As soon as practicable following the Closing Date, Melville shall cause the trustee of Melville's 401(k) Profit Sharing Plan to transfer in the form of cash or, to the extent applicable, notes representing outstanding loans made to Transferred Employees under Melville's 401(k) Profit Sharing Plan (or such other form as may be agreed to by Melville and Newco) the full account balances of Transferred Employees (and beneficiaries thereof) under Melville's 401(k) Profit Sharing Plan (which account balances will have been credited with appropriate earnings attributable to the period from the Closing Date to the date of transfer described herein), reduced by any necessary benefit or withdrawal payments to or in respect of Transferred Employees occurring during the period from the Closing Date to the date of transfer described herein, to the appropriate trustee as designed by Newco under the trust agreement forming a part of the Successor Individual Account Plan, it being understood that Melville is under no obligation to effect a distribution, payment or loan under Melville's 401(k) Profit Sharing Plan in respect of a Transferred Employee who either requests a loan or terminates employment after the Closing Date but prior to the date of transfer described herein if the required distribution, payment or loan, as the case may be, forms have not been received by Melville prior to the last day of the month preceding the month in which the transfer described herein occurs. Melville and Newco agree to take such actions and enter into such agreements, if any, that may be necessary to effect the transfer described herein. In consideration for the transfer of assets described herein, Newco shall, effective as of the date of transfer described herein, assume all of the obligations of Melville in respect of the account balances accumulated by Transferred Employees under Melville's 401(k) Profit Sharing Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein) with respect to the account balances transferred to the Successor Individual Account Plan. Melville hereby indemnifies Newco, the Company and the Subsidiaries against and agrees to hold them harmless from any liabilities or claims (including claims for benefits or for breach of fiduciary duties, but excluding claims for benefits to the extent of the assets transferred hereunder) relating to Melville's 401(k) Profit Sharing Plan (or the qualified status of that Plan) which arose prior to the transfer of assets described herein or which relate to the operation or administration of that Plan prior to the transfer of assets. Newco hereby indemnifies Melville against and agrees to hold it harmless from any liabilities or claims relating to the qualified status of the Successor Individual Account Plan or the operation or administration of that Plan following the transfer of assets described herein.

          11.3  Other Employee Plans and Benefit Arrangements.

          (a) Melville shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of any employee or prior employee (including any beneficiary or dependent thereof) who is not a Transferred Employee. In addition, Melville shall retain all obligations and liabilities for continuation coverage under the Employee Plans or Benefits Arrangements arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any similar federal, state or local law or regulation with respect to any employee, former employee or dependent thereof (including any dependent of a Transferred Employee but not including any Transferred Employee) which relates to any "qualifying event" as defined in Code Section 4980B that occurred on or prior to the Closing Date.

          (b) Subject to the provisions of Sections 11.3(e) and 11.3(f)(ii) and the last sentence of this Section 11.3(b), with respect to Transferred Employees, Melville shall retain all obligations and liabilities relating to or arising under the Employee Plans or Benefit Arrangements which are attributable to claims incurred or benefits accrued or otherwise payable on or prior to the Closing Date, except that with respect to any Transferred Employee who, on the Closing Date, is absent by reason of Short Term Disability, Newco shall assume and be liable for any payments attributable to the period beginning on the Closing Date and ending on the date such Transferred Employee becomes eligible for Long Term Disability Benefits; provided that any liabilities of Melville pursuant to Section 11.3(a) and this Section 11.3(b) shall not be considered in preparing the Closing Balance Sheet. The liabilities retained by Melville under this subsection include, but are not limited to, (i) in the case of medical or dental plans, liabilities incurred with respect to services performed for Transferred Employees or their dependents on or prior to the Closing Date, (ii) in the case of life insurance plans, liabilities payable with respect to any person who dies on or prior to the Closing Date, (iii) in the case of workers compensation, liabilities relating to claims asserted on or prior to the Closing Date or for which Melville has agreed to indemnify the Company and its Subsidiaries under Section 7.12 and (iv) in the case of a Transferred Employee who, on the Closing Date, is absent by reason of Short Term Disability and after the Closing Date becomes eligible for Long Term Disability Benefits, liabilities under the Melville Long Term Disability Plan and liabilities under other Employee Plans and Benefit Arrangements attributable to claims incurred or benefits accrued after such Transferred Employee has become eligible for Long Term Disability Benefits.

          (c) Newco shall be responsible for all claims for severance benefits or wrongful termination claims made by Transferred Employees who are discharged by Newco, the Company or any Subsidiary after the Closing Date. In addition, Melville shall have no obligations with respect to any act or omissions of Newco, the Company or any Subsidiary and their respective officers, agents and employees relating to Transferred Employees which occur after the Closing Date. Newco shall indemnify and hold Melville harmless from any Damages with respect to, arising from or pursuant to any complaint, charge or grievance made by any such Transferred Employee with respect to any action or activities of Newco, the Company or any Subsidiary after the Closing Date. Melville shall indemnify and hold Newco, the Company and the Subsidiaries harmless from any Damages with respect to, arising from or pursuant to any complaint, charge or grievance made prior to the Closing Date by any such Transferred Employee with respect to any action or activities of Melville or any Affiliate (or with respect to claims pending as of the Closing Date that are set forth on Schedules 3.10 or 3.12, the Company or any Subsidiary) or made by any employee or former employee who is not a Transferred Employee, regardless of whether the complaint, charge or grievance or the action or activities resulting in the complaint, charge or grievance arose prior to, on or after the Closing Date.

          (d) Except as otherwise provided in Section 11.2 or Sections 11.3(a), 11.3(b), 11.3(c), and 11.3(f)(ii), Melville shall have no liability or responsibility under the Employee Plans or Benefit Arrangements after the Closing Date with respect to Transferred Employees (and dependents and beneficiaries thereof). Except as provided in Section 11.3(e), Melville hereby indemnifies Newco, the Company and the Subsidiaries against and agrees to hold them harmless from any liabilities or claims under the Employee Plans or Benefits Arrangements (i) arising on or prior to the Closing Date with respect to Transferred Employees (and dependents and beneficiaries thereof) and (ii) with respect to any individual who is not a Transferred Employee or a dependent or beneficiary of a Transferred Employee, whether (in the case of clause ii of this sentence) the liability or claim arose before, on or after the Closing Date; provided, however, this sentence is subject to the provisions of Section
13.5 other than clause (ii) thereof. Melville also indemnifies Newco, the Company and the Subsidiaries against and agrees to hold them harmless from any liabilities or claims related to any plan or arrangement maintained by Melville or any Affiliate of Melville which is subject to ERISA but which is not an Employee Plan or Benefit Arrangement, whether such liability or claim arose before, on or after the Closing Date.

          (e) Subject to Section 11.3(f)(iii), Newco shall cause the Company to retain all obligations relating to bonuses, vacation and personal holidays to which each Transferred Employee is entitled as of the Closing Date under the applicable Employee Plans and Benefit Arrangements in effect on the Closing Date; provided that, except as provided in Section 11.3(f)(iii), if any amounts for bonuses in respect of employees of the Company and the Subsidiaries other than Store employees are accrued by the Company prior to Closing, such amounts shall be excluded from the calculation of Estimated Working Capital and Closing Working Capital pursuant to Article 2. Subject to the foregoing, Newco's bonus, vacation and holiday policies and practices may be made applicable to Transferred Employees for all periods after the Closing Date.

          (f) (i) The restrictions on all Melville restricted stock previously granted to the Persons listed on Schedule 11.3(f)(i) will lapse on the Closing Date and all performance goals with respect to performance-based restricted stock will be deemed to have been met on the Closing Date. The number of shares of restricted stock of Melville previously granted to each Person that has not previously vested is set forth beside such Person's name on Schedule 11.3(f)(i) and Melville will deliver to each such Person at the Closing unlegended stock certificates registered in such Person's name representing such shares.

               (ii) On the first business day of the month after the Closing Date, Melville shall pay to Joel Waller a lump sum amount of $2,149,282 (less applicable withholding taxes) in full settlement of his benefit entitlements under the July 1, 1995 Supplemental Retirement Plan I for Select Senior Management of Melville Corporation.

               (iii) With respect to the persons listed on Schedule 11.3(f)(iii), Melville will cause the Company to pay on the Closing Date the amounts shown for each such person, subject to appropriate tax withholding obligations. Such payments shall be reflected as paid immediately prior to Closing for purposes of calculating Estimated Working Capital and Closing Working Capital pursuant to Article 2.

          11.4 Third Party Beneficiaries. No provision of this Article 11 shall create any third party beneficiary rights in any employee or former employee of the Company (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this
Article 11 except Section 11.3(f) shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.


                                   ARTICLE 12

                             CONDITIONS TO CLOSING

          12.1 Conditions to Obligations of Newco and Melville. The obligations of Newco and Melville to consummate the Closing are subject to the satisfaction of the following conditions:

               (i) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

               (ii) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

               (iii) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

          12.2 Conditions to Obligation of Newco. The obligation of Newco to consummate the Closing is subject to the satisfaction of the following further conditions:

               (i) (A) Melville and the Company shall have performed in all material respects all of their covenants, agreements and obligations hereunder required to be performed by them on or prior to the Closing Date and (B) the representations and warranties of Melville and the Company contained in this Agreement and in any certificate or other writing delivered by Melville and/or the Company pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date.

               (ii) If the Closing Date is a Business Day, Newco shall have received certificates for the Company Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto and, if the Closing Date is not a Business Day, Melville shall have deposited certificates representing the Company Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto with the Escrow Agent pursuant to the terms of the Escrow Agreement.

               (iii) Newco shall have received all documents it may reasonably request relating to the existence and foreign qualification of Melville (as to existence only), the Company and the Subsidiaries and the authority of Melville for this Agreement, all in form and substance reasonably satisfactory to Newco.

               (iv) Newco shall have received at the Closing an opinion dated the Closing Date from Davis Polk & Wardwell, counsel to Melville, in substantially the form set as forth in Exhibit H.

               (v) The proceeds of the revolving credit necessary to provide working capital, including the expenses of consummating the transactions contemplated by this Agreement, shall be available to Newco at the Closing.

               (vi) Melville shall have delivered to Newco an affidavit (a so-called "FIRPTA affidavit") in form and substance reasonably satisfactory to Newco duly executed and acknowledged, certifying facts that would exempt the transactions contemplated hereby from the provisions of the Foreign Investors Real Property Act.

               (vii) Newco shall be reasonably satisfied that the Investors will immediately thereafter purchase the Common Shares and Preferred Shares of Newco pursuant to the Investor Stock Purchase Agreement.

               (viii) The Company shall have transferred all Designated Closed Store Leases and all Excluded Subsidiaries to Melville or an Affiliate of Melville and Melville or such Affiliate shall have assumed or guaranteed all liabilities and obligations of any nature (whether accrued, absolute, contingent, known, unknown, asserted, unasserted or otherwise and including Tax liabilities) relating to the Company's conduct of the business at the stores subject to such Closed Store Leases, pursuant to documents executed and delivered by Melville to the Company at Closing in form and substance reasonably satisfactory to Newco.

               (ix) Melville shall have executed the Registration Rights Agreement in substantially the form as set forth in Exhibit E.

               (x) Melville shall have executed the Warrant and the Management Warrant in substantially the form as set forth in Exhibits B and C, respectively.

               (xi) Melville shall have executed the Security Agreement and each Pledge Agreement.

               (xii) The Investors and Melville shall have executed the Investor Stock Purchase Agreement in substantially the form as set forth in Exhibit G.

               (xiii) Newco shall have received certificates for all outstanding shares of capital stock of all of the Subsidiaries ("Subsidiary Shares") all of which shall be registered in the name of the Company or any Subsidiary.

          12.3 Conditions to Obligation of Melville. The obligation of Melville to consummate the Closing is subject to the satisfaction of the following further conditions:

               (i) (A) Newco shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it at or prior to the Closing Date and (B) the representations and warranties of Newco contained in this Agreement and in any certificate or other writing delivered by Newco pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date.

               (ii) If the Closing Date is a Business Day, Melville shall have received the Cash Consideration, the Note, the Warrant, the Management Warrant, the Common Shares and the Preferred Shares and, if the Closing Date is not a Business Day, Newco, or its designee, shall have deposited the Cash Consideration, the Note, the Warrant, the Management Warrant, the Common Shares and the Preferred Shares with the Escrow Agent pursuant to the terms of the Escrow Agreement.

               (iii) Newco shall have executed and delivered the Registration Rights Agreement, the Security Agreement and each Pledge Agreement.

               (iv) Melville shall have received all documents it may reasonably request relating to the existence of Newco and the authority of Newco for this Agreement, all in form and substance reasonably satisfactory to Melville.

               (v) Melville shall have received at the Closing an opinion dated the Closing Date from Faegre & Benson, counsel to Newco, in substantially the form as set forth in Exhibit I.

               (vi) Joel Waller and David Rogers shall have executed the Employment Agreements.

               (vii) The Managers and Newco shall have executed the Manager Stock Purchase Agreement in substantially the form as set forth in Exhibit F.

               (viii) The Investors and Melville shall have executed the Investor Stock Purchase Agreement in substantially the form as set forth in Exhibit G.


                                   ARTICLE 13

                           SURVIVAL; INDEMNIFICATION

          13.1 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (and the indemnification therefor) shall survive the Closing until the day which is 15 months from the Closing Date; provided that (i) the covenants and agreements contained in Articles 2, 6, 7, 8, 9 and Section 15.13 (and the indemnification therefor) shall survive indefinitely unless reduced by the respective periods set forth therein, (ii) the covenants, agreements, representations and warranties contained in Articles 10 and 11 (and the indemnification therefor) shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), (iii) the representations and warranties set forth in Sections 3.5, 3.6(b), 4.5, 4.8 and 5.7 (and the indemnification therefor) shall survive indefinitely, (iv) the indemnification obligations of Newco, Melville and the Company in Section 13.2 other than for breaches of representations, warranties, covenants and agreements and in Section
7.12 shall survive until the expiration of the applicable statute of limitations, (v) the obligations of Newco in Section 13.3 shall survive until there are no more Leases outstanding which are guaranteed by MRC and (vi) the representations and warranties contained in Sections 3.8, 3.14 and 3.19 will not survive the Closing; provided further that no representation or warranty shall survive the Closing if (i) the party making it does not have knowledge as of the date hereof of the fact that such representation or warranty is untrue and (ii) the party to whom such representation or warranty is made has knowledge of facts prior to the Closing Date that would cause such representation or warranty not to be true in any material respect on such date. No covenant, agreement, representation or warranty contained in this Agreement shall survive after the time at which it would otherwise terminate pursuant to the preceding sentence unless notice of the inaccuracy or breach thereof shall have been given to the party against whom such indemnity may be sought prior to such time.

          13.2 Indemnification. (a) Melville hereby indemnifies Newco and its Affiliates and, effective after the Closing, without duplication, the Company or any Subsidiary and the respective directors and officers of Newco and its Affiliates, the Company or any Subsidiary against and agrees to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by such indemnified party arising out of (i) any misrepresentation or breach of warranty made by Melville pursuant to this Agreement or any breach of covenant or agreement to be performed by Melville pursuant to this Agreement, (ii) any misrepresentation or breach of warranty made by the Company pursuant to this Agreement or any breach of covenant or agreement to be performed by the Company pursuant to this Agreement with respect to any matter related to or covered in any Specified Indemnity Provision or any breach of covenant or agreement to be performed by the Company prior to Closing pursuant to this Agreement, (iii) the matters listed on Schedule 3.12 or
Schedule 3.16, (iv) any claim, action, suit, arbitration, investigation, proceeding or enforcement action, which relates in any manner to the leather protector sprays which were recalled in December 1992 and which exists as of the Closing Date and is not disclosed on Schedule 3.12 or arises on or after the Closing Date (the "Spray Litigation"), (v) any claim, action, suit, arbitration, investigation, proceeding or enforcement action which relates in any manner to service by a member of the Management Disclosure Group on the boards of directors or as officers of Melville or any Affiliates of Melville other than any actions which constitute wilful misconduct amounting to fraud (and Melville hereby releases effective at Closing and shall cause each such Melville Affiliate as to which a member of the Management Disclosure Group has served as an officer or director to release effective at Closing each such member of the Management Disclosure Group from any liability or obligation to Melville or such Melville Affiliate arising out of such service except to the extent such obligation or liability arises from wilful misconduct by such Person amounting to fraud) ("Director and Officer Claims"), (vi) any claim, action, suit, arbitration, investigation, proceeding or enforcement action which relates in any manner to any transaction, commitment, contract or agreement outside the ordinary course of business of the Company and the Subsidiaries which Melville caused the Company or any Subsidiary to enter into or make ("Melville Commitments") or (vii) any claim, action, suit, arbitration, investigation, proceeding or enforcement action which relates in any manner to any Closed Store Lease (including any guaranty thereof) or Excluded Subsidiary ("Closed Store Liabilities") (provided that for purposes of this Agreement, Article 10, and not
Article 13 (other than where expressly provided), shall be the sole remedy for claims relating to Taxes and Article 11 shall be the sole remedy for claims relating to representations, warranties, covenants or agreements contained in
Article 11); provided that (A) Melville shall have no liability for any misrepresentation or breach of warranty by the Company or Melville (and no damage, loss, liability or expense arising from such misrepresentation or breach of warranty shall constitute Damages for purposes of this Section 13.2 or
Article 10) if at any time prior to the Closing Date the Management Disclosure Group had knowledge of the facts and circumstances giving rise to such misrepresentation or breach of warranty unless, as of the date hereof, Melville had knowledge as described in clause (IV) of the next succeeding sentence in which case this clause (A) shall not apply and the provisions of the next succeeding sentence shall apply, (B) except as provided below, Melville shall not be liable under this Section 13.2(a) unless the aggregate amount of Damages with respect to all matters referred to in this
Section 13.2(a) exceeds $1,200,000 and then only to the extent of such excess,
(C) except as provided below, Melville's maximum liability under this Section 13.2(a) and claims for Miscellaneous Taxes under Article 10 shall not exceed $12,000,000 and (D) Melville's liability under this Section 13.2 shall be subject to the limitations set forth in Section 13.5 (other than clause (ii) of Section 13.5 with regard to matters relating to Income Taxes). Notwithstanding the foregoing, any Damages incurred or suffered by Newco and its Affiliates and their respective directors and officers arising out of (I) any misrepresentation or breach of warranty contained in Sections 7.7, 9.4 or 9.5, (II) the matters listed on Schedule 3.12 or Schedule 3.16, (III) the Spray Litigation, Director and Officer Claims, Melville Commitments or the Closed Store Liabilities, (IV) any misrepresentation or breach of warranty by Melville or the Company (as to the Company with respect to any matter related to or covered in any Specified Indemnity Provision) pursuant to this Agreement, if as of the date hereof Melville had knowledge of the fact that such representation or warranty was untrue, (V) any misrepresentation or breach of warranty contained in Sections 3.5, 3.6(b), 4.5 or 4.8, or (VI) any breach of covenant or agreement to be performed by Melville pursuant to this Agreement (including those contained in Article 10) or any breach of covenant or agreement to be performed by the Company pursuant to this Agreement (including those contained in Article 10) prior to Closing shall not be subject to the limitation on Damages set forth in clauses (C) and (D) of the proviso above.

          As used herein, "Specified Indemnity Provision" means each of Sections
3.1 through and including 3.7, 3.9 (to the extent that Melville has knowledge of the misrepresentation), 3.10 through and including 3.13, 3.15 through and including 3.18 and 3.20 through and including 3.23 of this Agreement.

          (b) Newco and, after the Closing, the Company hereby indemnify Melville and its Affiliates and the respective directors and officers of Melville and its Affiliates against and agree to hold them harmless from any and all Damages incurred or suffered by such indemnified party arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Newco pursuant to this Agreement or (ii) any breach of any covenant or agreement required to be performed by the Company or its Subsidiaries after the Closing Date pursuant to this Agreement (provided that Article 10, and not Article 13 (other than where expressly provided) shall be the sole remedy for claims relating to Taxes); provided that (A) neither Newco nor the Company shall have any liability for any misrepresentation or breach of warranty by Newco (and no damage, loss, liability or expense arising from such misrepresentation or breach of warranty shall constitute Damages for purposes of this Section 13.2 or
Article 10) if at any time on or prior to the Closing Date Melville had knowledge of the facts and circumstances giving rise to such misrepresentation or breach of warranty (including those made in Article 10) unless, as of the date hereof, the Management Disclosure Group had knowledge as described in clause (II) of the next succeeding sentence in which case this clause (A) shall not apply and the provisions of the next succeeding sentence shall apply, (B) except as provided below, Newco shall not be liable under this Section 13.2(b) unless the aggregate amount of Damages with respect to all matters referred to in Section 13.2(b) exceeds $1,200,000 and then only to the extent of such excess, (C) except as provided below, Newco's maximum liability under Section 13.2(b) and claims for Miscellaneous Taxes under Article 10 shall not exceed $12,000,000, and (D) Newco's liability under this Section 13.2 shall be subject to the limitations set forth in Section 13.5 other than clause (ii) of Section 13.5 with regard to matters relating to Income Taxes. Notwithstanding the foregoing, any Damages incurred or suffered by Melville and its Affiliates and their respective directors and officers arising out of (I) any misrepresentation or breach of warranty contained in Section 9.5 or any indemnification under Section 13.3,
(II) any misrepresentation or breach of warranty by Newco pursuant to this Agreement, if as of the date hereof the Management Disclosure Group had knowledge of the fact that such representation or warranty was untrue, (III) any misrepresentation or breach of warranty contained in Sections 5.7 and 5.9 or
(IV) any breach of covenant or agreement to be performed by Newco pursuant to this Agreement (including those contained in Article 10) or any breach of covenant or agreement to be performed by the Company pursuant to this Agreement (including those contained in Article 10) after Closing shall not be subject to the limitations on Damages set forth in clauses (B) and (C) of the proviso above.

          (c) Any payments under this Section 13 or Article 10 shall be treated as adjustments to the purchase and sale pursuant to Section 2.2 of this Agreement.

          (d) For purposes of this Agreement (including Article 10), in no case will knowledge of the Managers be imputed to Melville as the owner of the Company.

          13.3 Lease Indemnity. Notwithstanding anything to the contrary in this Agreement (including without limitation Section 12.2), Newco and the Company hereby indemnify each of Melville and MRC and all directors and officers of Melville and MRC against and agrees to hold each of Melville and MRC and all directors and officers of Melville and MRC harmless from any and all Damages incurred or suffered by such indemnified party arising out of Newco's, the Company's or any Subsidiary's failure to pay all monies due and owing pursuant to the provisions of any Lease after the Closing Date that were not due and owing on or prior to the Closing Date (except that if a default resulting in the obligation to pay such monies accrued on or prior to the Closing Date, Newco shall not be liable for any Damages arising from such default), or by reason of Newco's, the Company's or any Subsidiary's breach of any of the other terms, covenants and conditions of any Lease occurring after the Closing Date that were not breached on or prior to the Closing Date (except that if such breach occurred prior to the Closing Date, Newco shall not be liable for any Damages arising from such breach).

          13.4 Claims. (a) If any third party shall notify the Person seeking indemnification under Section 13.2 (the "Indemnified Party") with respect to any claim of such third party (a "Third Party Claim") which may give rise to a claim for indemnification by the Indemnified Party against any other party hereto (the "Indemnifying Party") under Section 13.2, then the Indemnified Party shall notify the Indemnifying Party thereof in writing within ten business days after receiving such notification from the third party, provided that failure to give timely notice under this Section 13.4(a) shall not limit the indemnification obligations of the Indemnifying Party hereunder except to the extent that the delay in giving, or failure to give, such notice prejudices the ability of the Indemnifying Party to defend against the Third Party Claim. The Indemnifying Party, except as otherwise provided in Section 13.4(b), shall have the right to elect to, by written notice delivered to the Indemnified Party within ten days of receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, and shall if so requested by the Indemnified Party, at the sole expense of the Indemnifying Party, assume control of the defense of the Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.

          If the Indemnifying Party elects to assume such control within such ten-day period or is requested by the Indemnified Party to assume control, the Indemnifying Party will pursue such defense in a diligent and bona fide manner, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim, at its own expense (except for settlement payments and except that the Indemnifying Party will be responsible for the fees and expenses of the Indemnified Party's counsel if in the reasonable opinion of counsel to the Indemnifying Party such counsel has a conflict of interest). If the Indemnifying Party elects to assume such control, the Indemnified Party agrees to (i) give the Indemnifying Party, its counsel and other authorized representatives reasonable access during normal business hours to the employees, offices, properties, books and records of the Indemnified Party reasonably related to the investigation or defense of any such matters and (ii) instruct the employees of the Indemnified Party to reasonably cooperate with and assist the Indemnifying Party, its counsel and other authorized representatives in the investigation and defense, in depositions or appearing as witnesses. The Indemnifying Party shall reimburse the Indemnified Party or any of their respective employees for the reasonable out-of-pocket expenses incurred by any such Person in connection therewith. If the Indemnifying Party does not elect to assume control of the defense within such ten-day period and is not requested by the Indemnified Party to assume control of the defense or, having elected or having been so requested to assume such control, thereafter fails to proceed with the settlement or defense of any such Third Party Claim in a diligent and bona fide manner, the Indemnified Party shall be entitled to assume such control at the expense of the Indemnifying Party. In such case, the Indemnifying Party shall cooperate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

          (b) Notwithstanding any provision of Section 13.4(a), if Melville is the Indemnifying Party, it may not assume control of the defense of the Third Party Claim if the Third Party Claim could reasonably result in an equitable remedy which would materially impair the ability of Newco, the Company or any Subsidiary to operate its business.

          (c) The Indemnified Party shall not settle any Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not settle any Third Party Claim unless the Indemnified Party is relieved of all obligations thereunder pursuant to the terms of the written settlement and, if the Indemnified Party is Newco, the Company or any Subsidiary, is not impaired in any material respect pursuant to the settlement from operating its business in the manner in which it was operated in accordance with past practice.

          (d) The Indemnified Party agrees to give prompt notice to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Agreement that does not constitute a Third Party Claim, provided that a failure to give a timely notice under this Section 13.4(d) shall not limit the indemnification obligation of the Indemnifying Party except to the extent that the delay in giving, or the failure to give, such notice prejudices the ability of the Indemnifying Party to defend against such claim, suit, action or proceeding;

          (e) After the Closing, Article 10 (and not Article 13 other than where expressly provided) for Tax matters, Article 11 for the representations, warranties, covenants and agreements and indemnification contained in Article 11, Section 7.12 with respect to matters covered thereby and Sections 13.2, 13.3, 13.4 and 13.5 will provide the exclusive remedies for any misrepresentation or breach of warranty, covenant or other agreement (other than those contained in Sections 2.2, 2.3, 2.4, 2.5, 7.8 and 8.1), or other claim arising out of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, Newco and, effective at the Closing, the Company and its Subsidiaries, to the extent permitted by law, hereby waive all rights for contribution or any other rights of recovery (except as otherwise provided in Section 13.2) with respect to any Damages arising under or relating to Environmental Laws that it might have by statute or otherwise against Melville or any of its Affiliates.

          (f) Except for items 2 through 12 and item 33 on Schedule 3.12, Newco shall be responsible for defending all matters disclosed in Schedules 3.10 and
3.12 and Melville shall indemnify Newco against and hold it harmless from any and all Damages incurred or suffered by the Company, any Subsidiary or Newco arising out of such matters. On the Closing Date, Melville shall deliver to Newco a schedule updating the information disclosed in Schedules 3.10 and 3.12 as of the Closing Date. Newco and Melville hereby agree that, from and after the Closing Date, Melville shall have the right to assume and take control of, in the name and on behalf of the Company and the Subsidiaries, at Melville's sole cost and expense, the actions disclosed in items 1 and 22 of Schedule 3.12. Newco hereby agrees to cause the Company or any Subsidiary to promptly execute and deliver any document, certificate, agreement or other writing and to take such other actions as may be necessary or desirable in connection therewith as are reasonably acceptable to Newco. Newco agrees to (i) give, and to cause the Company and the Subsidiaries to give, Melville, its counsel and other authorized representatives reasonable access during normal business hours to the employees, offices, properties, books and records of the Company and the Subsidiaries reasonably related to the investigation, pursuit or defense of any such matters and (ii) instruct the employees of the Company and the Subsidiaries to reasonably cooperate with and assist Melville, its counsel and other authorized representatives in the investigation, pursuit or defense, in depositions or appearing as witnesses. Melville shall reimburse Newco, the Company or any Subsidiary or any of their respective employees for the reasonable out-of-pocket expenses incurred by any such Person in connection therewith. Notwithstanding any other provision of this Agreement, with respect to items 1 and 22 on
Schedule 3.12, Newco and, after the Closing, the Company and its Subsidiaries acknowledge that they have no right to receive any part of any recovery by Melville in such matter and agree that Melville and its Affiliates shall have the sole and exclusive right to receive any recovery in such matters.

          13.5 Limitation of Indemnification. Notwithstanding the foregoing provisions of this Article 13, Article 10 or Article 11, an Indemnifying Party's obligation to indemnify an Indemnified Party shall be subject to the following limitations:

               (i) No indemnification shall be required to be made by Newco or Melville to the extent that the Damages incurred or suffered by the Indemnified Party have been taken into account in connection with the preparation of the Closing Balance Sheet and the calculation of Final Working Capital.

               (ii) No indemnification shall be required (except for Income Taxes or pursuant to Section 7.12 or Article 11) to be made by Newco or Melville with respect to any claim for indemnity which individually is less than $750.

               (iii) Except as provided in Section 7.12 regarding Melville's indemnification obligations for deductibles, the Damages required to be paid by the Indemnifying Party shall be reduced to the extent of any amounts actually received by the Indemnified Party after the Closing Date pursuant to the terms of any insurance policies with third party insurers covering such Damages.

               (iv) Each of the parties agrees that to the extent the other party indemnifies it from any claim for Damages and the Indemnified Party is made whole as the result of such indemnification, the Indemnified Party shall assign its rights to counter claim to the Indemnifying Party to the extent of any amounts actually received by the Indemnified Party from the Indemnifying Party.

                                   ARTICLE 14

                                  TERMINATION

          14.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

               (i)   by mutual written agreement of Melville and Newco;

               (ii) by either Melville or Newco if the Closing shall not have been consummated on or before June 30, 1996;

               (iii) by either Melville or Newco if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

               (iv) by Melville, if any representation or warranty of Newco contained in this Agreement shall prove to be inaccurate in any material respect at the time when made and Newco shall refuse or fail after written notice to correct such representation or warranty within 30 days of such written notice; provided that Melville may not terminate this Agreement pursuant to this subsection (iv) if Newco continues in good faith to use its best efforts to correct any such representation or warranty, and such correction is capable of being performed prior to June 30, 1996; or

               (v) by Newco, if any representation or warranty of Melville or the Company contained in this Agreement shall prove to be inaccurate in any material respect at the time when made and Melville shall refuse or fail after written notice to correct such representation or warranty within 30 days of such written notice; provided that Newco may not terminate this Agreement pursuant to this subsection (v) if Melville continues in good faith to use its best efforts to correct any such representation or warranty, and such correction is capable of being performed prior to June 30, 1996.

          The party desiring to terminate this Agreement shall give notice of such termination to the other party.

          14.2 Effect of Termination. If this Agreement is terminated as permitted by Section 14.1, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the wilful failure of Newco or Melville to fulfill a condition to the performance of the obligations of the other party, failure to perform a covenant of this Agreement or breach by such party of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all

Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 7.8, 8.1, 14.1, 14.2, 15.1, 15.2, 15.3, 15.5,
15.6, 15.9, 15.10 and 15.12 shall survive any termination hereof pursuant to
Section 14.1.


                                   ARTICLE 15

                                 MISCELLANEOUS

          15.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given at the party's address (or telecopier number) set forth below, or such other address (or telecopier number) as shall have been furnished to the party giving or making such notice, request or other communication:

     If to Newco or the Company, to:
          Wilsons The Leather Experts Inc.
          c/o Wilsons Center Inc.
          400 Highway 169
          St. Louis Park, Minnesota 55426
          Telecopier: (612) 541-3152
          Attention: Joel Waller, David Rogers
          with copies to:
          Faegre & Benson
          2200 Norwest Center
          90 South Seventh Street
          Minneapolis, Minnesota 55402
          Telecopier: (612) 336-3026
          Attention: Philip S. Garon, Esq.
          Maslon Edelman Borman & Brand
          3300 Norwest Center
          90 South Seventh Street
          Minneapolis, Minnesota  55402
          Telecopier: (612) 672-8397
          Attention:  Neil I. Sell, Esq.

     If to Melville, to:
          Melville Corporation
          One Theall Road
          Rye, New York  10580
          Telecopier: (914) 925-4052
          Attention: Chief Executive Officer,
                     Chief Financial Officer and
                     General Counsel

          with a copy to:
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York  10017
          Telecopier: (212) 450-4800
          Attention: Dennis S. Hersch, Esq.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          15.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          15.3 Expenses. Except as otherwise expressly provided herein or in the letter from Joel Waller to Melville dated February 20, 1996 or in either of the letters from Doug Treff to Melville dated March 15, 1996 or April 29, 1996 (together, the "Expense Letters"), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Newco and Melville agree that the costs of searches undertaken by GE Capital in connection with the Financing, filing fees of GE Capital in connection with the Financing and filing fees of Melville in connection with the Note and the Security Agreement shall be borne equally by Newco and Melville.

          15.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding the foregoing, Newco may assign its rights hereunder to one or more wholly owned Subsidiaries of Newco and may collaterally assign its rights hereunder to one or more institutions providing financing to Newco, the Company or any Subsidiary, but neither such assignment nor collateral assignment shall relieve Newco of its obligations hereunder.

          15.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

          15.6 Waiver of Jury Trial. With respect to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, THE PARTIES HERETO WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL.

          15.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

          15.8 Third Party Beneficiaries. Except as provided in Sections 11.3(f), 13.2 and 13.3, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          15.9 Entire Agreement. This Agreement, the Note, the Warrant, the Management Warrant, the Expense Letters, the Registration Rights Agreement and the Security Agreement constitute the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Except as provided in Section 13.2, neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          15.10 Validity of Provisions. Should any provision of this Agreement be declared by any court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall not be affected thereby. If any provision of this Agreement shall be held to be partially invalid and unenforceable, then that portion which is not held to be invalid or unenforceable shall be deemed enforceable to the maximum extent permitted by law.

          15.11 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          15.12 Force Majeure. In the event that Newco or Melville shall be delayed or hindered in or prevented from doing or performing any act or thing required by this Agreement by reason of strikes, lock-outs, casualties, acts of God, labor troubles, inability to procure materials, governmental laws or regulations, riots, insurrection, war or other causes beyond its reasonable control (except for a lack of funds or an inability to obtain financing), then the delayed party shall not be liable or responsible for any such delay, and the doing or performing of such act or thing shall be excused for the period of the delay, and the period for performance of any such act shall be extended for a period equivalent to the period of such delay, provided that nothing contained in this paragraph will extend the date set forth in Section 14.1(ii).

          15.13 Further Assurances. At any time and from time to time, each party hereto, without further consideration, shall cooperate, take such further action and execute and deliver such further instruments and documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement; provided that nothing contained in this paragraph will extend the date set forth in Section 14.1(ii).

          15.14 Pronouns. Use of either the singular or the plural should not be deemed a limitation, and the use of the singular should be construed to include, where appropriate, the plural. Use of masculine, feminine or neuter pronouns should not be deemed a limitation, and the use of any such pronouns should be construed to include, where appropriate, the other pronouns.

          15.15 Interpretations. In this Agreement and the Schedules and Exhibits thereto:

          (a) the word "including" shall mean "including without limitation";

          (b) when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next day which is a Business Day;

          (c) all dollar amounts are expressed in United States funds;

          (d) unless otherwise expressly provided herein, money shall be tendered by wire transfer of immediately available federal funds;

          (e) the Schedules and all Exhibits attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. A disclosure made in any Schedule that is sufficient to reasonably inform Newco of information required to be disclosed in another Schedule to avoid a misrepresentation under such other Section of this Agreement shall be deemed, for all purposes of this Agreement, to have been made under such other Schedule.

          15.16 Remedies Cumulative. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude (i) the assertion by Newco or the Company of any other rights hereunder or the seeking by Newco or the Company of any other remedies against Melville provided herein, or (ii) the assertion by Melville of any rights hereunder or the seeking by Melville of any other remedies against Newco or the Company provided herein.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              MELVILLE CORPORATION


                              By:  /s/Harvey Rosenthal
                                   -------------------
                              Title: President


                              WILSONS THE LEATHER EXPERTS INC.


                              By:  /s/ David L. Rogers
                                   -------------------
                              Title:


                              WILSONS CENTER, INC.


                              By:  /s/ David L. Rogers
                                   -------------------
                              Title: President